Exhibit 10.3

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

Green Plains Grain Company LLC

and Green Plains Grain Company TN LLC

as Borrowers

with

First National Bank of Omaha

as Lender

dated as of April 19, 2010

TABLE OF CONTENTS

SECTION 1.	DEFINITIONS AND INTERPRETATION	1
1.1.	Terms Defined	1
1.2.	Matters of Construction	14
1.3.	Accounting Principles	14
SECTION 2.	THE LOANS	14
2.1.	Description	14
2.2.	Funding Procedures	16
2.3.	Interest	16
2.4.	Payments	17
2.5.	Use of Proceeds	18
2.6.	Fees	18
2.7.	[This section intentionally omitted]	18
2.8.	Increased Costs.	18
2.9.	Break Funding Payments	19
2.10.	Taxes	19
SECTION 3.	CLOSING AND CONDITIONS PRECEDENT TO ADVANCES	21
3.1.	Conditions Precedent to Closing	21
3.2.	Conditions Precedent to Advances	23
3.3.	Compliance with this Agreement	23
3.4.	Closing	24
3.5.	Non-Waiver of Rights	24
SECTION 4.	REPRESENTATIONS AND WARRANTIES	24
4.1.	Organization, Powers, Authorization and Enforceability	24
4.2.	No Conflicts	24
4.3.	Financial Condition / Full Disclosure	24
4.4.	Governmental Approval	25
4.5.	Pending Litigation	25
4.6.	Taxes	25
4.7.	Insurance	25
4.8.	Contracts, etc.	25
4.9.	Compliance with Laws	26
4.10.	Equity Interests	26
4.11.	Associations	26
4.12.	Labor Matters	26
4.13.	ERISA	26
4.14.	Debt	26
4.15.	Title to Property	27
4.16.	Collateral Locations	27
4.17.	Location of Bank and Brokerage Accounts	27
SECTION 5.	BORROWERS’ AFFIRMATIVE COVENANTS	27
5.1.	Financial and Business Information	27
5.2.	Tax Returns and Reports	28
5.3.	Material Adverse Effect	28
5.4.	Litigation / Loss	28
5.5.	Places of Business; Jurisdiction of Organization; Name	28
5.6.	Maintenance of Insurance, Financial Records and Legal Existence	29
5.7.	Business Conducted	30
5.8.	Payment of Obligations, Taxes and Claims	30
5.9.	Financial Covenants	30
5.10.	Capital Contribution.	30
5.11.	Maintenance of Property / Inspection	30

SECTION 6.	BORROWERS’ NEGATIVE COVENANTS	30
6.1.	Debt	31
6.2.	Liens, Claims and Encumbrances	31
6.3.	Loans, Advances and Investments	31
6.4.	Distributions	31
6.5.	Sale of Assets, Merger, Consolidation, Dissolution or Liquidation of Borrowers	31
6.6.	Change of Control of Parent	32
6.7.	Transactions With Affiliates	32
6.8.	Bank and Brokerage Accounts; Deposits	33
6.9.	Hedging	33
SECTION 7.	DEFAULT	33
7.1.	Events of Default	33
7.2.	Cure	35
7.3.	Rights and Remedies on Default	35
7.4.	Nature of Remedies	36
7.5.	Set-Off	36
7.6.	Equity Cure	36
SECTION 8.	MISCELLANEOUS	37
8.1.	GOVERNING LAW	37
8.2.	Integrated Agreement	37
8.3.	Waiver and Indemnity	37
8.4.	Time	38
8.5.	Expenses of Lender	38
8.6.	Confidentiality	38
8.7.	Notices	39
8.8.	Headings	39
8.9.	Survival	39
8.10.	Successors and Assigns	39
8.11.	Duplicate Originals	39
8.12.	Modification	39
8.13.	Signatories	39
8.14.	Third Parties	40
8.15.	Waivers	40
8.16.	CONSENT TO JURISDICTION	40
8.17.	WAIVER OF JURY TRIAL	41
8.18.	Discharge of Taxes, Borrowers’ Obligations, Etc.	41
8.19.	Injunctive Relief	41
8.20.	Transfers and Participations	41
SECTION 9.	SPECIAL INTER-BORROWER PROVISIONS	42
9.1.	Certain Borrower Acknowledgments and Agreements	42
9.2.	Maximum Amount Of Joint and Several Liability	43
9.3.	Authorization of IA Borrower by TN Borrower	43
SECTION 10.	NOTICE - WRITTEN AGREEMENTS	44

EXHIBITS	SCHEDULES
A1 – IA Real Property	4.15 – Agreements Regarding Rights, Options and Leases
A2 – TN Real Property	4.16 – Collateral Locations
B – Revolving Credit Note	4.17 – Location of Bank and Brokerage Accounts
C – Term Loan Note
D – Borrowing Base Report
E – Compliance Certificate

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

This Second Amended and Restated Credit Agreement (as the same may from time to time be amended, restated, modified or otherwise supplemented, this “Agreement”) is dated this          day of April, 2010 by and among Green Plains Grain Company LLC, a Delaware limited liability company (“IA Borrower”), Green Plains Grain Company TN, LLC, a Delaware limited liability company (“TN Borrower”, together with IA Borrower and their successors and assigns, each a “Borrower” and collectively, the “Borrowers”), and First National Bank of Omaha, a national banking association (together with its successors and assigns, the “Lender”).

RECITALS

WHEREAS, pursuant to that certain First Amended and Restated Credit Agreement dated March 31, 2009 (the “Existing Credit Agreement”), Lender has made loans to IA Borrower via a revolving credit facility and a term loan facility;

WHEREAS, TN Borrower is a wholly-owned subsidiary of IA Borrower and desires to become a party to the Existing Credit Agreement as a Borrower;

WHEREAS, Borrowers and Lender desire to amend and restate the Existing Credit Agreement as set forth herein to make loans available to Borrowers of up to eighty-five million dollars ($85,000,000) via (a) a sixty-five million dollar ($65,000,000) revolving credit facility and (b) a twenty million dollar ($20,000,000) term loan facility;

WHEREAS, the loans will generally be secured by (a) the personal property of Borrowers (other than rolling stock and equipment), now existing or hereafter acquired, and (b) the real property of Borrowers described on Exhibit A1 and Exhibit A2 attached hereto and all improvements now or hereafter existing thereon; and

NOW, THEREFORE, for and in consideration of Lender making the loans to Borrowers, the premises set forth above, which are incorporated herein by this reference and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is agreed as follows:

SECTION 1. DEFINITIONS AND INTERPRETATION

1.1. Terms Defined. As used in this Agreement, the following terms have the following respective meanings:

“Account” means a right to payment of a monetary obligation including, without limitation, all accounts, contract rights, instruments, documents, chattel paper and general intangibles in which Borrowers now have or hereafter acquire any right.

“Account Debtor” means the Person who is obligated on an Account.

“Advance” means any monies advanced or credit extended as Revolving Credit Loans or the Term Loan to or for the benefit of Borrowers by Lender.

“Affiliate” means, with respect to any specified Person, (a) any Person which directly or indirectly controls, or is controlled by, or is under common control with, the specified Person, and (b) any director or officer (or, in the case of a Person which is not a corporation, any individual having analogous powers) of the specified Person or of a Person who is an Affiliate of the specified Person within the meaning of the preceding clause (a). For purposes of the preceding sentence, “control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, or direct or indirect ownership (beneficially or of record) of, or direct or indirect power to vote, five percent (5%) or more of the equity interests of such Person.

“Agreement” has the meaning set forth in the introductory paragraph of this Agreement.

“Authorized Officer” means officers of Borrowers or their sole members authorized by specific resolutions of Borrowers and their sole members to execute and deliver the Loan Documents and request Revolving Credit Loans or the Term Loan, as set forth in the incumbency certificate referred to in Section 3.1(h) hereof.

“Base Facility” has the meaning set forth in Section 2.1(a) hereof.

“Borrower” and “Borrowers” have the meanings set forth in the introductory paragraph of this Agreement.

“Borrowing Base” means an amount equal to the lesser of (a) the Revolving Credit Commitment and (b) the Borrowing Base Factors, in each case, minus the sum of:

(i)	accrued and unpaid interest on the Debt;

(ii)	outstanding letters of credit issued on behalf of any Borrower; and

(iii)	an amount determined by Lender in its sole discretion to represent the credit exposure of Borrowers due to any Swap Obligations.

“Borrowing Base Factors” means the sum of:

(i)	80% of the Value of Eligible Accounts Receivable; plus

(ii)	70% of the Value of Eligible Non-Grain Inventory; plus

(iii)	90% of the Value of Eligible Grain Inventory Evidenced By Warehouse Receipts; plus

(iv)	80% of the Value of Eligible Grain Inventory Not Evidenced By Warehouse Receipts; plus

(v)	70% of the Value of Supplier Prepayments; plus

(vi)	85% of the Value of Eligible Grain Inventory In Transit; plus

(vii)	70% of the Value of Grain Cash Forward Purchase & Sale Contracts (100% if Value is negative); plus

(viii)	90% of the Value of Hedging Accounts; plus

(ix)	100% of the Value of Lender Accounts; minus

(x)	100% of amounts payable by Borrowers with respect to Grain Inventory included in clauses (iii), (iv) and (vi) above; minus

(xi)	100% of outstanding checks and other outstanding forms of payment by Borrowers to satisfy amounts payable under clause (x) above (to the extent the corresponding payable has been reduced); minus

(xii)	100% of customer prepayments to Borrowers with respect to Non-Grain Inventory and Grain Inventory included in clauses (ii), (iii), (iv) and (vi) above.

As of any date, the Borrowing Base Factors shall be determined on the basis of the information contained in the most recent Borrowing Base Report and shall be subject to adjustment by Lender in its sole discretion if it has reason to believe the Borrowing Base Factors are not accurate.

“Borrowing Base Report” has the meaning set forth in Section 3.1(t) hereof.

“Borrowing Notice” means a written, telex, telecopy or telephonic notice by Borrowers to Lender specifying (a) the Effective Date of making any Advance under the Revolving Credit Facility and (b) the amount of any Advance requested under the Revolving Credit Facility.

“Business Day” means any day other than a Saturday, Sunday or any day on which banking institutions in Omaha, Nebraska are permitted or required by law, executive order or governmental decree to remain closed or a day on which Lender is closed for business.

“Capital Expenditures” means, with respect to any period, the expenditures of Borrowers for such period in connection with the purchase of any fixed or capital assets required to be capitalized for financial reporting purposes in accordance with GAAP.

“Capitalized Lease” means a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

“Change in Law” means (a) the adoption of any law, rule or regulation by any governmental authority after the Closing Date, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any governmental authority after the Closing Date or (c) compliance by Lender with any binding request, guideline or directive (whether or not having the force of law) of any governmental authority made or issued after the Closing Date.

“Change of Control” has the meaning set forth in Section 6.6 hereof.

“Closing” has the meaning set forth in Section 3.4 hereof.

“Closing Date” has the meaning set forth in Section 3.4 hereof.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations and rulings issued thereunder.

“Collateral” means the Personal Property, Real Property and all other Property that now or hereafter secures the payment and performance of any of the Obligations pursuant to any of the Loan Documents or otherwise.

“Compliance Certificate” has the meaning set forth in Section 3.1(u) hereof.

“Control Agreements” has the meaning set forth in Section 3.1(d) hereof.

“Cure Amount” has the meaning set forth in Section 7.6 hereof.

“Cure Right” has the meaning set forth in Section 7.6 hereof.

“Debt” means, with respect to any date, whether or not included as indebtedness or liabilities in accordance with GAAP, the sum of the: (a) obligations of Borrowers for borrowed money; plus (b) obligations of Borrowers evidenced by bonds, debentures, notes or other similar instruments; plus (c) obligations of Borrowers under conditional sale or other title retention agreements relating to property purchased to the extent of the value of such property; plus (d) obligations of Borrowers to pay the deferred purchase price of property or services (other than trade accounts payable arising in the ordinary course of business and due within six months of the incurrence thereof); plus (e) obligations of Borrowers under Capitalized Leases; plus (f) obligations of Borrowers under operating leases for rolling stock and equipment; plus (g) obligations of Borrowers, contingent or otherwise, to purchase, redeem, retire or otherwise acquire securities or other property which arise out of or connection with the sale of the same or substantially similar securities or property; plus (h) obligations of Borrowers to reimburse any other Person in respect of amounts paid under a letter of credit, banker’s acceptance or similar instrument and the amount available to be drawn under a letter of credit, banker’s acceptance or similar instrument; plus (i) Swap Obligations of Borrowers; plus (j) obligations of any other Person, to the extent such obligations are guaranteed by any Borrower; plus (k) obligations of any other Person, to the extent such obligations are secured by a lien or security interest on any Borrower’s Property (whether or not such obligations have been assumed by any Borrower); plus (l) obligations of any other Person, to the extent any Borrower is reasonably likely to be liable for such obligations.

“Default Rate” means the rate of interest otherwise applicable on Revolving Credit Loans and the Term Loan plus five percent (5%).

“Disclosures” has the meaning set forth in Section 8.20(b) hereof.

“Distribution” means (a) dividends or other distributions on the equity interests of Borrowers, (b) the redemption, repurchase or acquisition of such equity interests or of warrants, rights or other options to purchase such equity interests and (c) loans made to any member of Borrowers.

“EBITDAR” means, with respect to any date, for the most recently ended four fiscal quarters of Borrowers, the sum of Borrowers’: (a) Net Income for such period; plus (b) any amount which, in the determination of Net Income for such period, has been deducted for (i) Interest Expense, (ii) provisions for federal, state, local and foreign income taxes, (iii) depreciation, amortization (including, without limitation, amortization of goodwill and other intangible assets), impairment of goodwill and other non-recurring non-cash charges (excluding any such non-cash charge to the extent that it represents amortization of a prepaid cash expense that was paid in a prior period or an accrual of, or a reserve for, cash charges or expenses in any future period), (iv) rent and lease expense and (v) unrealized losses on mark-to-market accounting for hedging activities; minus (c) any amount which, in the determination of Net Income for such period, has been added for (i) interest income, (ii) any non-cash income or non-cash gains, (iii) any extraordinary, unusual or non-recurring income and (iv) unrealized gains on mark-to-market accounting for hedging activities; all as determined in accordance with GAAP. For purposes of compliance with the financial covenant set forth in Section 5.9(e) hereof, EBITDAR shall take into account the TN Acquisitions by including a pro forma addition of one million three hundred seventeen thousand dollars ($1,317,000) for each of the fiscal quarters of Borrowers ended on September 30, 2009, December 31, 2009, March 31, 2010 and June 30, 2010, to the extent applicable. For the avoidance of doubt, September 30, 2010 shall be the first fiscal quarter of Borrowers incorporating actual EBITDAR attributable to the TN Acquisitions for purposes of compliance with Section 5.9(e) hereof.

“Effective Date” means any Business Day designated by Borrowers in a Borrowing Notice or Prepayment Notice as the date any Advance or prepayment, as the case may be, shall become effective.

“Eligible Accounts Receivable” means any Account in which Lender has a first priority perfected security interest and which complies with each of the following requirements:

(a)	it arises out of a bona fide sale of goods or services sold and delivered by or on behalf of Borrowers, or is in the process of being delivered by or on behalf of Borrowers, to the Account Debtor on said Account;

(b)	it has been identified to Lender by Borrowers in a manner reasonably satisfactory to Lender;

(c)	it is evidenced by an invoice to the Account Debtor thereunder;

(d)	it has not remained unpaid in whole or in part for a period of more than ninety (90) days from the due date set forth in the original invoice (such due date not to exceed twenty (20) days from the original invoice date);

(e)	it is not owed by an Account Debtor who is an employee of or which is an Affiliate of Borrowers (other than Accounts that (i) arise with respect to the sale of grain by Borrowers to Affiliates for use at their ethanol plants in accordance with Section 6.7 hereof and (ii) have not remained unpaid in whole or in part for a period of more than eight (8) days from the original invoice date);

(f)	it is not owing by any Account Debtor located outside of the United States;

(g)	the amount of such Account represented as owing is not disputed and it is net of any credit or allowance given by Borrowers to such Account Debtor; and

(h)	the Account is not subject to any counterclaim or defense asserted by the Account Debtor thereunder, nor is it subject to any offset or contra account payable to the Account Debtor or to any repurchase obligations or return rights.

“Eligible Grain Inventory Evidenced By Warehouse Receipts” means any Grain Inventory in which Lender has a first priority perfected security interest and which complies with each of the following requirements:

(a)	it is owned by Borrowers and such ownership is evidenced by warehouse receipt;

(b)	it is readily usable or marketable by Borrowers in the ordinary course of their business;

(c)	it substantially conforms to the represented specifications and other quality standards of Borrowers;

(d)	it has been identified to Lender by Borrowers in a manner reasonably satisfactory to Lender;

(e)	it is located at a location in the United States of America disclosed to and approved by Lender and, if requested by Lender, any Person (other than Borrowers) owning or controlling such location shall have waived all right, title and interest in and to such Grain Inventory in a manner satisfactory to Lender;

(f)	it is priced in accordance with GAAP and consistent with Borrowers’ method of pricing of Grain Inventory elected in its year-end financial statements referred to in Section 5.1(a) hereof; and

(g)	it has not given rise to an Account.

“Eligible Grain Inventory In Transit” means any Grain Inventory in which Lender has a first priority perfected security interest and which complies with each of the following requirements:

(a)	it is owned by Borrowers and under contract to be shipped and sold within four (4) weeks of its original invoice date;

(b)	it is readily usable or marketable by Borrowers in the ordinary course of their business;

(c)	it substantially conforms to the represented specifications and other quality standards of Borrowers;

(d)	it has been identified to Lender by Borrowers in a manner reasonably satisfactory to Lender;

(e)	it is located at a location in the United States of America disclosed to and approved by Lender and, if requested by Lender, any Person (other than Borrowers) owning or controlling such location shall have waived all right, title and interest in and to such Grain Inventory in a manner satisfactory to Lender;

(f)	it is priced in accordance with GAAP and consistent with Borrowers’ method of pricing of Grain Inventory elected in its year-end financial statements referred to in Section 5.1(a) hereof; and

(g)	it has not given rise to an Account.

“Eligible Grain Inventory Not Evidenced By Warehouse Receipts” means any Grain Inventory in which Lender has a first priority perfected security interest and which complies with each of the following requirements:

(a)	it is owned by Borrowers and such ownership is not evidenced by warehouse receipt;

(b)	it is readily usable or marketable by Borrowers in the ordinary course of their business;

(c)	it substantially conforms to the represented specifications and other quality standards of Borrowers;

(d)	it has been identified to Lender by Borrowers in a manner reasonably satisfactory to Lender;

(e)	it is located at a location in the United States of America disclosed to and approved by Lender and, if requested by Lender, any Person (other than Borrowers) owning or controlling such location shall have waived all right, title and interest in and to such Grain Inventory in a manner satisfactory to Lender;

(f)	it is priced in accordance with GAAP and consistent with Borrowers’ method of pricing of Grain Inventory elected in its year-end financial statements referred to in Section 5.1(a) hereof; and

(g)	it has not given rise to an Account.

“Eligible Non-Grain Inventory” means any Non-Grain Inventory in which Lender has a first priority perfected security interest and which complies with each of the following requirements:

(a)	it is owned by Borrowers;

(b)	it is readily usable or marketable by Borrowers in the ordinary course of their business;

(c)	it substantially conforms to the represented specifications and other quality standards of Borrowers;

(d)	it has been identified to Lender by Borrowers in a manner reasonably satisfactory to Lender;

(e)	it is located at a location in the United States of America disclosed to and approved by Lender and, if requested by Lender, any Person (other than Borrowers) owning or controlling such location shall have waived all right, title and interest in and to such Non-Grain Inventory in a manner satisfactory to Lender;

(f)	it is priced in accordance with GAAP and consistent with Borrowers’ method of pricing of Non-Grain Inventory elected in its year-end financial statements referred to in Section 5.1(a) hereof; and

(g)	it has not given rise to an Account.

“Environmental Indemnity Agreements” has the meaning set forth in Section 3.1(e) hereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations and rulings issued thereunder.

“ERISA Affiliate” means any Person that, together with Borrowers, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, Section 414(m) of the Code.

“ERISA Event” means: (a) the occurrence of a “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan unless the 30 day notice period requirement with respect to such event has been waived or the requirements of subsection (1) of Section 4043(b) of ERISA (without regard to subsection (2) of such Section) are met with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days; (b) for plan years beginning prior to 2008, the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by Borrowers or their ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by Borrowers or their ERISA Affiliates from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by Borrowers or their ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by Borrowers or their ERISA Affiliates of any notice, or the receipt by any Multiemployer Plan from Borrowers or their ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Event of Default” has the meaning set forth in Section 7.1 hereof.

“Exchange Act” has the meaning set forth in Section 6.6(a) hereof.

“Existing Credit Agreement” has the meaning set forth in the Recitals of this Agreement.

“Expenses” has the meaning set forth in Section 8.5 hereof.

“Fixed Charge EBITDAR Deductions” means, with respect to any date, for the most recently ended four fiscal quarters of Borrowers, the sum of Borrowers’: (a) provisions for federal, state, local and foreign income taxes (i.e., amounts added to Net Income in the calculation of EBITDAR); plus (b) Capital Expenditures; plus (c) Distributions.

“Fixed Charge Coverage Ratio” means, with respect to any date, the ratio of: (a) EBITDAR as of such date minus Fixed Charge EBITDAR Deductions as of such date; to (b) Fixed Charges as of such date.

“Fixed Charges” means, with respect to any date, for the most recently ended four fiscal quarters of Borrowers, the sum of Borrowers’: (a) Interest Expense; plus (b) current maturities of Debt (excluding the principal amount of any Revolving Credit Loans outstanding); plus (c) rent and lease expense.

“GAAP” means generally accepted accounting principles, consistently applied.

“Grain Cash Forward Purchase & Sale Contracts” means contracts entered into by Borrowers, outstanding as of any date, under which Borrowers commit to purchase or sell grain to be delivered within fifteen (15) months of such date, and with respect to which (a) Borrowers are hedged with a futures contract maintained in a Hedging Account and (b) Lender has a first priority perfected security interest.

“Grain Inventory” means corn, soybeans, oats and other grains held for sale by Borrowers.

“Great Lakes Grain Storage” means Great Lakes Grain Storage, L.L.C., an Iowa limited liability company.

“Hedging Accounts” means commodity trading accounts maintained by Borrowers for hedging purposes with any reputable broker reasonably acceptable to Lender, and in which Lender has a first priority perfected security interest.

“Hedging Policy” means a policy setting forth standards, practices and procedures with respect to Borrowers’ hedging activities approved by the Board of Directors of Parent and reasonably acceptable to Lender.

“IA Borrower” has the meaning set forth in the introductory paragraph of this Agreement.

“IA Real Property” means the real property of IA Borrower described on Exhibit A1 attached hereto and in the Mortgages and all improvements now or hereafter existing thereon.

“Incumbent Directors” has the meaning set forth in Section 6.6(b) hereof.

“Indemnified Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any governmental authority (other than income and franchise taxes imposed on the net income of Lender).

“Interest Expense” means, with respect to any period, the interest expense of Borrowers for such period payable in connection with Debt (including all computed interest on Capitalized Leases and operating leases for rolling stock and equipment).

“Lender” has the meaning set froth in the introductory paragraph of this Agreement.

“Lender Accounts” means deposit accounts maintained by Borrowers with Lender, and in which Lender has a first priority perfected security interest.

“Loan Documents” means this Agreement, the Revolving Credit Note, the Term Loan Note, the Mortgages, the Security Agreements, the UCC-1 Financing Statements, the Control Agreements, the Environmental Indemnity Agreements and any other agreements, instruments, documents and certificates executed and/or delivered in connection with this Agreement, as each may be amended, restated, modified or otherwise supplemented from time to time.

“Loan Pool” means: (a) in the context of a Transfer, all loans which are sold, transferred or assigned to the same transferee; and (b) in the context of a Participation, all loans as to which participating interests are granted to the same participant.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or condition, financial or otherwise, of any Borrower, (b) the ability of any Borrower to perform any of its obligations under any Loan Document or (c) the rights of, or benefits available to, Lender under any Loan Document.

“Minimum Notice Period” means a period commencing no later than 10:00 a.m., Omaha time, (a) on the Effective Date of any Advance under the Revolving Credit Facility and (b) three Business Days prior to the Effective Date of any payment under the Term Loan Facility (other than the quarterly payments required by Section 2.4(c) hereof).

“Mortgages” has the meaning set forth in Section 3.1(b) hereof.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Income” means, with respect to any period, the net income (loss) of Borrowers for such period, determined in accordance with GAAP.

“Non-Grain Inventory” means all raw materials, work in process, finished goods, supplies and goods (other than Grain Inventory) held for sale or lease or furnished or to be furnished under contracts of service in which Borrowers now have or hereafter acquire any right.

“Non-Use Fee Rate” means an annual rate of interest equal to thirty-seven and one-half basis points (0.375%).

“Notice of Intent to Cure” has the meaning set forth in Section 7.6 hereof.

“Obligations” means all now existing or hereafter arising loans, advances, liabilities, debts, obligations, covenants and duties of payment or performance of every kind, matured or unmatured, direct or contingent, owing, arising, due or to become due, or payable to Lender, by or from Borrowers, in each case to the extent arising out of this Agreement or any other Loan Document or otherwise including, without limitation, all obligations to repay principal of and interest on Revolving Credit Loans and the Term Loan, all obligations to pay interest, fees, costs, charges, expenses and any other sums chargeable to Borrowers under the Loan Documents or any other agreement with Lender, whether or not evidenced by any note or other instrument. The Obligations shall also include any Swap Obligations owing to Lender or Swap Lender.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

“Parent” means Green Plains Renewable Energy, Inc., an Iowa corporation.

“Participation” means one or more grants by Lender to a third party of a participation interest in notes evidencing obligations to repay secured or unsecured loans owned by Lender or any or all servicing rights with respect thereto.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Exceptions” means: (a) the liens for current taxes and assessments with respect to the Real Property, not yet due and payable; (b) liens and security interests in favor of Lender; (c) those easements, restrictions, liens and encumbrances with respect to the Real Property set forth as exceptions in the title insurance policies issued to Lender and approved by Lender in its reasonable discretion; and (d) any other matters which have been approved in writing by Lender.

“Person” means any individual, corporation, partnership, limited liability partnership, limited liability company, association, trust, unincorporated organization, joint venture, court or government or political subdivision or agency thereof, or other entity.

“Personal Property” means the personal property of Borrowers (other than rolling stock and equipment) described in the Security Agreement, now existing or hereafter acquired.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which Borrowers or their ERISA Affiliates are (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Prepayment Notice” means a written, telex, telecopy or telephonic notice by Borrowers to Lender pursuant to Section 2.4(d) hereof specifying the amount of principal to be prepaid and the Effective Date of such prepayment.

“Property” means an interest of Borrowers in any kind of property or asset, whether real or personal, tangible or intangible, and includes the Collateral and any equity interest in Borrowers.

“Real Property” means the IA Real Property and TN Real Property.

“Revolving Credit Commitment” means an amount equal to (a) forty-five million dollars ($45,000,000) for the Base Facility from April 1 through September 30 of any year and (b) sixty-five million dollars ($65,000,000) for the Base Facility and Seasonal Facility from January 1 through March 31 and October 1 through December 31 of any year.

“Revolving Credit Facility” has the meaning set forth in Section 2.1(a) hereof.

“Revolving Credit Loans” has the meaning set forth in Section 2.1(b) hereof.

“Revolving Credit Maturity Date” has the meaning set forth in Section 2.1(d) hereof.

“Revolving Credit Note” has the meaning set forth in Section 2.1(c) hereof.

“Seasonal Facility” has the meaning set forth in Section 2.1(a) hereof.

“Security Agreements” has the meaning set forth in Section 2.1(c) hereof.

“Senior Leverage Ratio” means, with respect to any date, the ratio of (a) Debt (excluding the principal amount of any Revolving Credit Loans outstanding) as of such date to (b) EBITDAR as of such date.

“Subsidiary” shall mean any corporation, limited liability company, partnership, joint venture, trust or other legal entity of which Borrowers own, directly or indirectly, fifty percent (50%) or more of the outstanding voting stock or equity interests, or of which Borrowers have effective control, by contract or otherwise.

“Supplier Prepayments” means payments made by Borrowers to suppliers for the purchase of Non-Grain Inventory, and with respect to which (a) Borrowers have not acquired title to Non-Grain Inventory and (b) Lender has a first priority perfected security interest.

“Swap Lender” means any Person who is a party to an arrangement with Borrowers evidencing Swap Obligations and holds a participating interest in the Revolving Credit Loans or the Term Loan.

“Swap Obligations” means the obligations of Borrowers pursuant to any arrangement with Lender or Swap Lender, whereby, directly or indirectly, Borrowers are entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made to Lender or Swap Lender calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

“Tangible Net Worth” means, with respect to any date, the sum of Borrowers’: (a) total assets (excluding any assets which are treated as intangibles in conformity with GAAP); minus (b) total liabilities, all as determined in accordance with GAAP.

“Term Loan Commitment” means an amount equal to twenty million dollars ($20,000,000).

“Term Loan Facility” has the meaning set forth in Section 2.1(a) hereof.

“Term Loan Maturity Date” has the meaning set forth in Section 2.1(d) hereof.

“Term Loan Note” has the meaning set forth in Section 2.1(c) hereof.

“Term Loan” has the meaning set forth in Section 2.1(b) hereof.

“TN Acquisitions” means the acquisitions of assets by TN Borrower from TN Sellers on or about the date hereof.

“TN Borrower” has the meaning set forth in the introductory paragraph of this Agreement.

“TN Real Property” means the real property of TN Borrower described on Exhibit A2 attached hereto and in the Mortgages and all improvements now or hereafter existing thereon.

“TN Sellers” means Union City Grain Company LLC, a Tennessee limited liability company, Dyer Gin Company, Inc., a Tennessee corporation, Thomas W. Wade, Jr. Living Trust, Farmers Grain of Trenton LLC, a Tennessee limited liability company, Farmers Grain Crop Insurance LLC, a Tennessee limited liability company, and Wilson Street Properties LLC, a Tennessee limited liability company.

“Transfer” means one or more sales, transfers or assignments by Lender to a third party of notes evidencing obligations to repay secured or unsecured loans owned by Lender or any or all servicing rights with respect thereto.

“Unmatured Event of Default” means an event which with the passage of time, giving of notice or both, would become an Event of Default.

“Value” means, as of any given date, an amount equal to:

(a)	for Eligible Accounts Receivable, the amount owing;

(b)	for Eligible Non-Grain Inventory, the lesser of (i) cost determined on a FIFO inventory basis of accounting (all in accordance with GAAP) and (ii) market price for inventory of similar kind, quality, quantity and condition;

(c)	for Eligible Grain Inventory Evidenced By Warehouse Receipts and Eligible Grain Inventory Not Evidenced By Warehouse Receipts, the closing daily cash price at which Borrowers purchased inventory of similar kind, quality, quantity and condition;

(d)	for Supplier Prepayments, the amount paid;

(e)	for Eligible Grain Inventory In Transit, the invoice price at which Borrowers agreed to sell inventory of similar kind, quality, quantity and condition;

(f)	for Grain Cash Forward Purchase & Sale Contracts, the aggregate (net) excess or deficit sum of:

(i)	the product of (A) the futures price (per bushel) quoted on the Chicago Board of Trade for each futures only cash purchase contract minus the applicable contract price (per bushel) multiplied by (B) the remaining number of bushels to be delivered under the applicable contract;

(ii)	the product of (A) the closing daily cash price (per bushel) for each cash purchase contract minus the applicable contract price (per bushel) multiplied by (B) the remaining number of bushels to be delivered under the applicable contract;

(iii)	the product of (A) the applicable contract price (per bushel) for each futures only cash sale contract minus the futures price (per bushel) quoted on the Chicago Board of Trade multiplied by (B) the remaining number of bushels to be delivered under the applicable contract; and

(iv)	the product of (A) the applicable contract price (per bushel) for each cash sale contract minus the closing daily cash price (per bushel) multiplied by (B) the remaining number of bushels to be delivered under the applicable contract.

Under the above calculation, any excess amount (net unrealized gain) shall result in a positive Value and any deficit amount (net unrealized loss) shall result in a negative Value. Borrowers represent and warrant that the statements delivered to Lender pursuant to Section 5.1(a)(vii) hereof will reflect the Value (as defined by the foregoing formula);

(g)

for Hedging Accounts, the aggregate (net) excess or deficit sum of (i) the account balances that would exist if all contracts held in such accounts were liquidated so that all gains and losses on such contracts were realized plus (ii) all amounts held as margin (whether initial, maintenance or otherwise) in such accounts. Under the above calculation, any excess amount (net unrealized gain) shall result in a positive Value and any deficit amount (net unrealized loss) shall result in a negative Value). Borrowers represent and warrant that the statements delivered to Lender pursuant to Section 5.1(a)(vii) hereof will reflect the Value (as defined by the foregoing formula); and

(h)	for Lender Accounts, the cash held in such accounts.

Notwithstanding the foregoing, the above Values shall be subject to the following limitations: (i) the Value of Eligible Accounts Receivable and the Value of Grain Cash Forward Purchase & Sale Contracts which, in either case, is derived from Affiliates shall not exceed twelve million dollars ($12,000,000) in the aggregate, (ii) the Value of Grain Cash Forward Purchase & Sale Contracts shall not exceed fifteen million dollars ($15,000,000) and (iii) the Value of Eligible Grain Inventory Not Evidenced By Warehouse Receipts shall not exceed thirty million dollars ($30,000,000).

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Working Capital” means, with respect to any date, the sum of Borrowers’: (a) current assets; minus (b) current liabilities (including the principal amount of any Revolving Credit Loans outstanding and current maturities under the Term Loan Facility), all as determined in accordance with GAAP.

1.2. Matters of Construction. The terms “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. Any pronoun used shall be deemed to cover all genders. Wherever appropriate in the context, terms used herein in the singular also include the plural and vice versa. All references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations. Unless otherwise provided, all references to any instruments or agreements to which Lender is a party including, without limitation, references to any of the Loan Documents, shall include any and all modifications or amendments thereto and any and all extensions or renewals thereof.

1.3. Accounting Principles. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, this shall be done in accordance with GAAP, to the extent applicable, except as otherwise expressly provided in this Agreement.

SECTION 2. THE LOANS

2.1. Description.

(a)	Subject to the other terms and conditions of this Agreement, Lender hereby agrees to make loans available for the benefit of Borrowers of up to eighty-five million dollars ($85,000,000) consisting of (i) a sixty-five million dollar ($65,000,000) revolving credit facility (the “Revolving Credit Facility”) and (ii) a twenty million dollar ($20,000,000) term loan facility (the “Term Loan Facility”). The Revolving Credit Facility shall consist of (i) a forty-five million dollar ($45,000,000) base facility (the “Base Facility”) and (ii) a twenty million dollar ($20,000,000) seasonal facility (the “Seasonal Facility”).

(b)	The Revolving Credit Facility permits Advances to be extended by Lender to or for the benefit of Borrowers from time to time hereunder in the form of revolving credit loans (the “Revolving Credit Loans”). The aggregate outstanding amount of Revolving Credit Loans outstanding, at any time, shall not exceed the Borrowing Base. Subject to such limitation, the outstanding balance of all Revolving Credit Loans may fluctuate from time to time, through repayments and reborrowings. In no event shall the principal amount of any Advance under the Revolving Credit Facility be less than one hundred thousand dollars ($100,000). The Term Loan Facility permits a single Advance to be extended by Lender to or for the benefit of Borrowers on or after the Closing Date in the form of a term loan (the “Term Loan”). The aggregate outstanding amount of the Term Loan outstanding, at any time, shall not exceed the Term Loan Commitment. Any Advance under the Term Loan Facility which is repaid is not available for reborrowing. The Obligations of Borrowers under the Revolving Credit Facility, the Term Loan Facility, this Agreement and the other Loan Documents shall at all times be absolute and unconditional.

(c)	At Closing, Borrowers shall duly execute and deliver to Lender (i) a Second Amended and Restated Revolving Credit Note made payable to the order of Lender in the principal amount of the Revolving Credit Commitment (as the same may be amended, restated, modified or replaced from time to time, the “Revolving Credit Note”) and (ii) a Second Amended and Rested Term Loan Note made payable to the order of Lender in the principal amount of the Term Loan Commitment (as the same may be amended, restated, modified or replaced from time to time, the “Term Loan Note”). The Revolving Credit Note and the Term Loan Note shall evidence Borrowers’ absolute and unconditional obligation to repay Lender for all Revolving Credit Loans made by Lender under the Revolving Credit Facility and the Term Loan made by Lender under the Term Loan Facility, with interest as herein and therein provided. Each and every Advance under the Revolving Credit Facility shall be evidenced by the Revolving Credit Note and each and every Advance under the Term Loan Facility shall be evidenced by the Term Loan Note. The Revolving Credit Note and the Term Loan Note are incorporated herein by reference and made a part hereof. The Revolving Credit Note and the Term Loan Note shall be substantially in the form of Exhibit B and Exhibit C, respectively, attached hereto.

(d)	The term of the Revolving Credit Facility shall expire on August 1, 2011 (with respect to the Base Facility) and April 1, 2011 (with respect to the Seasonal Facility). All Revolving Credit Loans under the Revolving Credit Facility shall be repaid on or before the earlier of (i) August 1, 2011 (with respect to the Base Facility) or April 1, 2011 (with respect to the Seasonal Facility), as applicable, (ii) termination of the Revolving Credit Facility and (iii) termination of this Agreement (the earliest of such dates, the “Revolving Credit Maturity Date”). After the Revolving Credit Maturity Date, no further Advances under the Revolving Credit Facility shall be available from Lender. The term of the Term Loan Facility shall expire on May 1, 2015. Any Term Loan under the Term Loan Facility shall be repaid on or before the earlier of (i) May 1, 2015, (ii) termination of the Term Loan Facility and (iii) termination of this Agreement (the earliest of such dates, the “Term Loan Maturity Date”).

2.2. Funding Procedures.

(a)	Subject to the terms and conditions of this Agreement and so long as no Event of Default or Unmatured Event of Default has occurred hereunder, Lender will make Advances to Borrowers under the Revolving Credit Facility on the Effective Dates specified in Borrowing Notices received by Lender and a single Advance to Borrowers under the Term Loan Facility on or after the Closing Date.

(b)	Not less than the Minimum Notice Period prior to any Effective Date, Borrowers shall deliver to Lender a Borrowing Notice for an Advance under the Revolving Credit Facility.

(c)	Subject to the terms and conditions of this Agreement, if the Borrowing Notice is delivered to Lender not less than the Minimum Notice Period prior to any Effective Date, and any other conditions set forth in this Agreement are satisfied, Lender will make the requested Advance to Borrowers on the Effective Date (or the next applicable Business Day if the Borrowing Notice is delivered to Lender less than the Minimum Notice Period prior to the Effective Date).

2.3. Interest.

(a)	Each Revolving Credit Loan and the Term Loan shall bear interest on the outstanding principal amount thereof from the date made until such Revolving Credit Loan or Term Loan is paid in full. Borrowers agree to pay interest on the unpaid principal amount of each Revolving Credit Loan from time to time outstanding hereunder at the rate of interest set forth in the Revolving Credit Note. Borrowers agree to pay interest on the unpaid principal amount of the Term Loan from time to time outstanding hereunder at the rate of interest set forth in the Term Loan Note.

(b)	[This section intentionally omitted.]

(c)	If any Event of Default shall occur, the rate of interest applicable to Revolving Credit Loans and the Term Loan then outstanding shall be the Default Rate. The Default Rate shall apply from the date of the Event of Default until the date such Event of Default is waived or cured, as determined by Lender in its reasonable discretion, and interest accruing at the Default Rate shall be payable upon demand.

(d)	Interest shall be computed for the actual number of days elapsed on the basis of a year consisting of three hundred sixty (360) days, including the date a Revolving Credit Loan or the Term Loan, as applicable, is made and excluding the date such Revolving Credit Loan or Term Loan, as applicable, or any portion thereof is paid or prepaid.

(e)	All contractual rates of interest chargeable on any outstanding Revolving Credit Loan or the Term Loan, as applicable, shall continue to accrue and be paid even after default, maturity, acceleration, judgment, bankruptcy, insolvency proceedings of any kind or the happening of any event or occurrence similar or dissimilar.

(f)	In no contingency or event whatsoever shall the aggregate of all amounts deemed interest hereunder and charged or collected pursuant to the terms of this Agreement exceed the highest rate of interest permissible under applicable law. In the event that any court of competent jurisdiction determines Lender has charged or received interest hereunder in excess of the highest applicable rate of interest, Lender may, in its reasonable discretion, apply and set off such excess interest received by Lender against other Obligations due or to become due and such rate of interest shall automatically be reduced to the maximum rate of interest permitted by such law.

2.4. Payments.

(a)

All accrued interest on the Revolving Credit Loans shall be due and payable in arrears (i) on the first (1st) day of each month, commencing on May 1, 2010, until the Revolving Credit Maturity Date, (ii) on the Revolving Credit Maturity Date and (iii) upon payment in full. All accrued interest on the Term Loan shall be due and payable in arrears (i) on the first (1st) day of each calendar quarter, commencing on July 1, 2010, until the Term Loan Maturity Date, (ii) on the Term Loan Maturity Date and (iii) upon payment in full. After the Revolving Credit Maturity Date or Term Loan Maturity Date, as applicable, interest shall be payable on demand.

(b)	If, at any time, the aggregate principal amount of all Revolving Credit Loans outstanding exceeds the Borrowing Base then in effect, Borrowers shall immediately make such principal prepayments of the Revolving Credit Loans as is necessary to eliminate such excess. If, at any time, the aggregate principal amount of the Term Loan outstanding exceeds the Term Loan Commitment, Borrowers shall immediately make such principal prepayments of the Term Loan as is necessary to eliminate such excess.

(c)

The entire outstanding principal balance of the Revolving Credit Loans, together with all unpaid accrued interest thereon, shall be due and payable on the Revolving Credit Maturity Date. Borrowers shall repay the Term Loan to Lender on the first (1st) day of each calendar quarter, commencing on July 1, 2010, through and including the Term Loan Maturity Date, in consecutive quarterly payments of principal equal to five hundred thousand dollars ($500,000). The entire outstanding principal balance of the Term Loan, together with all unpaid accrued interest thereon, shall be due and payable on the Term Loan Maturity Date.

(d)

Upon receipt by the Lender of a Prepayment Notice not less than the Minimum Notice Period prior to the Effective Date thereof, Borrowers may prepay without penalty the principal of Revolving Credit Loans and the Term Loan at any time. Notwithstanding the preceding sentence, Borrowers acknowledge that prepayment make-whole payments, premiums or penalties may be required in connection with the prepayment of the Term Loan on any day other than the first (1st) day of any calendar quarter.

(e)

All payments and prepayments shall be applied first to any unpaid interest and fees and thereafter to the principal of the Revolving Credit Loans and Term Loan and to other amounts due Lender. Except as otherwise provided herein, all payments of principal, interest, fees or other amounts payable by Borrowers hereunder shall be remitted to Lender in immediately available funds not later than 12:00 p.m., Omaha time, on the day due. Whenever any payment is stated as due on a day which is not a Business Day, the maturity of such payment shall be extended to the next succeeding Business Day and interest shall continue to accrue during such extension.

2.5. Use of Proceeds. The proceeds of the Revolving Credit Loans shall be used to finance Borrowers’ working capital needs. The proceeds of the Term Loan shall be used to refinance Borrowers’ existing debt and for general business purposes.

2.6. Fees.

(a)

Borrowers shall pay to Lender a non-use fee, which shall accrue at the Non-Use Fee Rate on the average daily unused amount of the Revolving Credit Commitment during the period from the Closing Date until the Revolving Credit Maturity Date. All accrued non-use fees shall be due and payable (i) on the first (1st) day of each calendar quarter, commencing on July 1, 2010, until the Revolving Credit Maturity Date and (ii) on the Revolving Credit Maturity Date. All non-use fees shall be computed for the actual number of days elapsed on the basis of a year consisting of three hundred sixty (360) days, including the Closing Date and excluding the Revolving Credit Maturity Date.

(b)	On the Closing Date, Borrowers shall pay to Lender (i) a non-refundable commitment fee of six hundred seventy-five thousand dollars ($675,000) with respect to the Revolving Credit Facility and Term Loan Facility and (ii) a non-refundable administrative fee of twenty thousand dollars ($20,000).

2.7. [This section intentionally omitted].

2.8. Increased Costs.

(a)	If any Change in Law shall: (i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, Lender; or (ii) impose on Lender or the London interbank market any other condition affecting this Agreement; and the result of any of the foregoing shall be to increase the cost to Lender of making or maintaining any Revolving Credit Loan or the Term Loan (or of maintaining its obligation to make any such loan) or to reduce the amount of any sum received or receivable by Lender (whether of principal, interest or otherwise), then Borrowers shall pay to Lender such additional amount or amounts as will compensate Lender for such additional costs incurred or reduction suffered.

(b)	If Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on Lender’s capital or on the capital of Lender’s holding company, if any, as a consequence of this Agreement to a level below that which Lender or Lender’s holding company, if any, could have achieved but for such Change in Law (taking into consideration Lender’s policies and the policies of Lender’s holding company, if any, with respect to capital adequacy), then from time to time Borrowers shall pay to Lender such additional amount or amounts as will compensate Lender or Lender’s holding company, if any, for any such reduction suffered.

(c)	A certificate of Lender setting forth the amount or amounts necessary to compensate Lender or its holding company, if any, as specified in paragraphs (a) or (b) above shall be delivered to Borrowers, demonstrating in reasonable detail the calculation of the amounts, and shall be conclusive absent manifest error. Borrowers shall pay Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d)	Failure or delay on the part of Lender to demand compensation pursuant to this Section 2.8 shall not constitute a waiver of Lender’s right to demand such compensation; provided that Borrowers shall not be required to compensate Lender pursuant to this Section 2.8 for any increased costs or reductions incurred more than one hundred eighty (180) days prior to the date that Lender notifies Borrowers of the Change in Law giving rise to such increased costs or reductions and of Lender’s intention to claim compensation therefore; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive and if Lender notifies Borrowers of such Change of Law within one hundred eighty (180) days after the adoption, enactment or similar act with respect to such Change of Law, then the one hundred eighty (180) day period referred to above shall be extended to include the period from the effective date of such Change of Law to the date of such notice.

2.9. Break Funding Payments. In the event of (a) the payment of any principal of the Term Loan (other than the quarterly payments required by Section 2.4(c) hereof) other than on the first (1st) day of any calendar quarter or (b) the failure to borrow or pay any Revolving Credit Loan or the Term Loan on the applicable Effective Date, then, in any such event, Borrowers shall compensate Lender for the loss, cost and expense attributable to such event. Such loss, cost or expense to Lender shall be deemed to include an amount determined by Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such loan had such event not occurred, at the annual rate of interest that would have been applicable to such loan, for the period from the date of such event to the last day of the then current interest period (or, in the case of a failure to borrow, for the period that would have been the interest period for such loan) over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the London interbank market. A certificate of Lender setting forth any amount or amounts that Lender is entitled to receive pursuant to this Section 2.8, demonstrating in reasonable detail the calculation of the amounts, shall be delivered to Borrowers and shall be conclusive absent manifest error. Borrowers shall pay Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

2.10. Taxes.

(a)	Any and all payments by or on account of any obligation of Borrowers under this Agreement or any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if Borrowers shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions or withholdings (including deductions applicable to additional sums payable under this Section 2.10) Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) Borrowers shall make such deductions or withholdings and (iii) Borrowers shall pay the full amount deducted or withheld to the relevant governmental authority in accordance with applicable law.

(b)	In addition, Borrowers shall pay any Other Taxes to the relevant governmental authority in accordance with applicable law.

(c)	Borrowers shall indemnify Lender, within thirty (30) days after written demand therefore, for the full amount of any Indemnified Taxes or Other Taxes paid by Lender on or with respect to any payment by or on account of any obligation of Borrowers under this Agreement or any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.10) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant governmental authority. A certificate as to the amount of such payment or liability delivered to Borrowers by Lender demonstrating in reasonable detail the calculation of the amounts shall be conclusive absent manifest error. However, Lender shall not be entitled to receive any payment with respect to Indemnified Taxes or Other Taxes that are incurred or accrued more than one hundred eighty (180) days prior to the date Lender gives notice and demand thereof to Borrowers.

(d)	As soon as reasonably practicable after any payment of Indemnified Taxes or Other Taxes by Borrowers to a governmental authority, Borrowers shall deliver to Lender the original or a certified copy of a receipt issued by such governmental authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Lender.

(e)	Lender, if requested by Borrowers, shall deliver such properly completed and executed documentation prescribed by applicable law or reasonably requested by Borrowers as will enable Borrowers to determine whether or not Lender is subject to backup withholding or information reporting requirements.

(f)	If Lender determines, in its reasonable discretion, that it has received a refund of any taxes or Other Taxes as to which it has been indemnified by Borrowers or with respect to which Borrowers have paid additional amounts pursuant to this Section 2.10, it shall pay over such refund to Borrowers (but only to the extent of indemnity payments made, or additional amounts paid, by Borrowers under this Section 2.10 with respect to the taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of Lender and without interest (other than any interest paid by the relevant governmental authority with respect to such refund); provided, that Borrowers, upon the request of Lender, agree to repay the amount paid over to Borrowers (plus any penalties, interest or other charges imposed by the relevant governmental authority) to Lender in the event Lender is required to repay such refund to such governmental authority. This Section 2.10 shall not be construed to require Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to Borrowers or any other Person.

SECTION 3. CLOSING AND CONDITIONS PRECEDENT TO ADVANCES

Closing under this Agreement and the making of each Advance are subject to the following conditions precedent (all documents to be in form and substance satisfactory to Lender):

3.1. Conditions Precedent to Closing. Prior to the Closing, Borrowers shall have delivered to Lender the following:

(a)	A duly and fully executed Agreement, Revolving Credit Note and Term Loan Note.

(b)	Duly and fully executed deeds of trust or mortgages, security agreements, fixture financing statements and assignments of leases and rents with respect to the Real Property, together with amendments to any such documents previously delivered (as the same may from time to time be amended, restated, modified or otherwise supplemented, the “Mortgages”). The Mortgages shall secure the Obligations and create first priority liens on the Real Property, subject only to the Permitted Exceptions.

(c)	Duly and fully executed security agreements, together with amendments to any such agreements previously delivered (as the same may from time to time be amended, restated, modified or otherwise supplemented, the “Security Agreements”) and UCC-1 Financing Statements. The Security Agreements and UCC-1 Financing Statement shall secure the Obligations and create a first priority perfected security interest on the Personal Property, subject only to the Permitted Exceptions.

(d)	Duly and fully executed control agreements with respect to the bank and brokerage accounts set forth on Schedule 4.17 hereto (as the same may from time to time be amended, restated, modified or otherwise supplemented, the “Control Agreements”). The Control Agreements shall secure the Obligations and create a first priority perfected security interest on the bank and brokerage accounts set forth on Schedule 4.17 hereto, subject only to the Permitted Exceptions.

(e)	Duly and fully executed environmental indemnity agreements, together with amendments to any such agreements previously delivered (as the same may from time to time be amended, restated, modified or otherwise supplemented, the “Environmental Indemnity Agreements”).

(f)	Each instrument, document and agreement required to be executed under any provision of this Agreement or any other Loan Document.

(g)	Certified copies of (i) resolutions of Borrowers and their sole members, authorizing the execution, delivery and performance of this Agreement and the other Loan Documents and the transactions contemplated thereby and (ii) Borrowers’ and their sole members’ organizational and governing documents and agreements.

(h)	Incumbency certificates identifying all Authorized Officers, with specimen signatures.

(i)	A certificate of good standing for Borrowers and their sole members issued by appropriate governmental authorities.

(j)	A written opinion of Borrowers’ internal and external counsel.

(k)	Independent written appraisals of the value of the Real Property, prepared by qualified and licensed real estate appraisers satisfactory to Lender, together with a letter from each real estate appraiser stating that Lender can rely upon such appraisal in connection with this Agreement.

(l)	ALTA lender’s policies of title insurance for the Real Property, with Lender as the insured, insuring the Mortgages as first priority liens on the Real Property, subject only to the Permitted Exceptions, together with datedown endorsements to any such policies previously delivered. All standard exceptions to such policies shall be deleted, and the policies shall contain such endorsements as Lender may reasonably require. On the Closing Date, Lender shall receive a “mark-up” of the title insurance commitment for such insurance showing that (i) all requirements for issuance of the policies have been satisfied, (ii) the Mortgages are first priority liens on the Real Property, subject only to the Permitted Exceptions, (iii) the standard exceptions to coverage will be deleted from the final policies and (iv) the final policies will contain the requested endorsements.

(m)	ALTA-ACSM surveys of the Real Property, prepared by a registered land surveyor satisfactory to Lender, together with a letter from each land surveyor stating that Lender and the title company issuing the title insurance for the Real Property can rely upon such survey in connection with this Agreement and that no material changes have occurred to the Real Property in question since the survey was prepared.

(n)	Complete copies of phase 1 environmental assessments for the Real Property, prepared by environmental assessment firms satisfactory to Lender, together with a letter from each environmental assessment firm stating that Lender can rely upon such assessment in connection with this Agreement.

(o)	Satisfactory evidence of hazard insurance coverage on the Collateral and general liability, auto liability, workers compensation and other insurance, as may be required by any of the Loan Documents.

(p)	Flood certificates indicating that the Real Property is not within the 100-year flood plain or identified as a special flood hazard area as defined by the Federal Emergency Management Agency.

(q)	Complete copies of the fully executed asset purchase agreements with respect to the TN Acquisitions. The TN Acquisitions shall have been, or substantially simultaneously with the Closing shall be, consummated in accordance with the asset purchase agreements and applicable law, without any amendment to or waiver of any terms or conditions of the asset purchase agreements not approved by Lender (such approval not to be unreasonably withheld or delayed). Lender shall have received copies of the material documents and agreements evidencing the closing of the TN Acquisitions and all material due diligence materials relating to the TN Acquisitions.

(r)	Satisfactory evidence of payoff of all existing debt and obligations owing from TN Sellers to Farm Credit Services of Mid-America PCA, First State Bank and Regions Bank and discharge of related liens and security interests.

(s)	Payment of the commitment fee and administrative fee referenced in Section 2.6(b) hereof and all Expenses associated with the Revolving Credit Facility and Term Loan Facility incurred to the Closing Date.

(t)	A borrowing base report substantially in the form of Exhibit D attached hereto, together with supporting documentation (as the same may from time to time be amended, restated, modified or otherwise supplemented, the “Borrowing Base Report”).

(u)	A compliance certificate substantially in the form of Exhibit E attached hereto, together with supporting documentation (as the same may from time to time be amended, restated, modified or otherwise supplemented, the “Compliance Certificate”).

(v)	Commitments from other financial institutions, insurance companies or similar entities reasonably satisfactory to Lender to fund at least thirty-nine million dollars ($39,000,000) of the Revolving Credit Commitment.

(w)	All other instruments, certificates, documents, information and reports reasonably required or requested to be executed and/or delivered by Borrowers.

3.2. Conditions Precedent to Advances. Lender’s obligation to make Advances shall be subject to the satisfaction of each of the following conditions, as set forth herein:

(a)	All representations and warranties of Borrowers shall be deemed reaffirmed as of the making of any Advance and shall be true, correct and complete both before and after giving effect to each such Advance.

(b)	No Event of Default or Unmatured Event of Default shall have occurred and be continuing, Borrowers shall be in compliance with this Agreement and the other Loan Documents and Borrowers shall be deemed to have certified such matters to Lender.

(c)	Cash from Parent or other financial institutions, insurance companies or similar entities reasonably satisfactory to Lender to fund at least twenty million dollars ($20,000,000) of the Term Loan Commitment shall be delivered to Lender prior to making any Advance with respect to the Term Loan Facility.

(d)	Borrowers shall have taken such other actions, including the delivery of documents and opinions, as Lender may reasonably request.

3.3. Compliance with this Agreement. Borrowers shall have performed and complied with all agreements, covenants and conditions contained herein including, without limitation, the provisions of Sections 5 and 6 hereof, which are required to be performed or complied with by Borrowers before or at the Closing Date and as of the date of each Advance.

3.4. Closing. Subject to the conditions of this Section 3, this Agreement shall be effective on the date (the “Closing Date”) this Agreement is duly executed and all of the conditions contained in Section 3.1 hereof are completed (the “Closing”).

3.5. Non-Waiver of Rights. By completing the Closing hereunder, or by making Advances hereunder, Lender does not thereby waive a breach of any warranty, representation or covenant made by Borrowers hereunder or under any agreement, document or instrument delivered to Lender or otherwise referred to herein, and any claims and rights of Lender resulting from any breach or misrepresentation by Borrowers are specifically reserved by Lender.

SECTION 4. REPRESENTATIONS AND WARRANTIES

To induce Lender to complete the Closing and continue to make Advances under the Revolving Credit Facility, Borrowers represents and warrants to Lender that:

4.1. Organization, Powers, Authorization and Enforceability.

(a)	Borrowers are duly organized, validly existing and in good standing under the laws of the state of their formation, have lawful power and authority to engage in the business they conduct and are qualified to do business and in good standing in each state and other jurisdiction where the nature and extent of their business requires qualification, except where the failure to so qualify could not have a Material Adverse Effect.

(b)	Borrowers have all requisite power and authority to enter into and perform this Agreement and the other Loan Documents and to incur the Obligations herein provided for, and have taken all proper and necessary action to authorize the execution, delivery and performance of this Agreement and the other Loan Documents.

(c)	This Agreement and the other Loan Documents, when executed and delivered, will be legal, valid and binding upon Borrowers and enforceable against Borrowers in accordance with their respective terms.

4.2. No Conflicts. The execution, delivery and performance of this Agreement, the other Loan Documents and all related agreements and each document required by any provision hereof will not violate any law, government rule or regulation, violate the organizational or governing documents and agreements of Borrowers or violate or result in a default of (immediately or with the passage of time) any contract, agreement or instrument to which Borrowers are a party, or by which Borrowers or their Property are bound, which violation or default could have a Material Adverse Effect. Borrowers are not in violation of nor have they knowingly caused any Person to violate any term of any agreement or instrument to which they or such Person is a party or by which they or their Property may be bound, which violation could have a Material Adverse Effect. Borrowers are not in violation of their organizational or governing documents and agreements.

4.3. Financial Condition / Full Disclosure. Borrowers have delivered to Lender their balance sheet and statements of operations, cash flows and member equity as of and for the fiscal year ended December 31, 2009. Such financial statements present fairly the financial position and results of operations and cash flows of Borrowers as of such date and for such period in accordance with GAAP. The other financial statements and information relating to Borrowers and TN Sellers and delivered to Lender in connection with the negotiation of this Agreement present fairly the financial position of Borrowers and TN Sellers as of the date thereof and the results of their operations as of the period thereof. Since December 31, 2009, there has been no Material Adverse Effect. Neither the written statements furnished by Borrowers to Lender in connection with the negotiation of this Agreement nor those contained in any financial statements or documents relating to Borrowers contain any untrue statement of a material fact or omit a material fact necessary to make the statements contained therein or herein not misleading.

4.4. Governmental Approval. Neither the nature of Borrowers or of Borrowers’ business or Property, nor any relationship between Borrowers and any other Person, nor any circumstance affecting Borrowers in connection with the issuance or delivery of any Loan Document, is such as to require a consent, approval or authorization of, or filing, registration or qualification with, any governmental authority on the part of Borrowers in connection with the execution and delivery of this Agreement or the other Loan Documents, except: (a) for the filing of the UCC-1 Financing Statements; and (b) for instances in which the lack of such consent, approval or authorization of, or filing, registration or qualification with, any governmental authority on the part of Borrowers could not have a Material Adverse Effect.

4.5. Pending Litigation. There are no judgments, judicial or administrative orders, suits, actions, proceedings or investigations (civil or criminal) pending, or to the knowledge of Borrowers, threatened, against Borrowers or affecting their Property in any court or before any governmental authority, regulatory agency or arbitration board or tribunal, none of which, if adversely determined, could have a Material Adverse Effect. Borrowers are not in default with respect to any order of any court, governmental authority, regulatory agency or arbitration board or tribunal. No officer of Borrowers or their sole members have been indicted or convicted in connection with or is engaging in any criminal conduct, or is currently subject to any lawsuit or proceeding or under investigation in connection with any anti-racketeering or other related conduct or activity.

4.6. Taxes. All tax returns required to be filed by Borrowers in any jurisdiction have in fact been filed, and all taxes, assessments, fees and other governmental charges upon Borrowers, or any of their Property, income or franchises, which are shown to be due and payable on such returns have been paid, except for those taxes being contested in good faith with due diligence by appropriate proceedings. Borrowers are not aware of any proposed additional tax assessment or tax to be assessed against or applicable to Borrowers that could reasonably be expected to have a Material Adverse Effect.

4.7. Insurance. All premiums due in respect of all insurance maintained by Borrowers or with respect to their Property have been paid.

4.8. Contracts, etc.

(a)	Borrowers are not a party to any contract or agreement, or subject to any other restriction, which unduly materially and adversely affects their business, financial condition, Property or prospects.

(b)	Except as otherwise specifically provided in this Agreement, Borrowers have not agreed or consented to cause or permit any Property to be subject in the future (upon the happening of a contingency or otherwise) to any lien, claim or encumbrance of any nature whatsoever not permitted by this Agreement.

4.9. Compliance with Laws. Borrowers are not in violation of, have not received written notice that they are in violation of, nor have they knowingly caused any Person to violate, any applicable statute, regulation or ordinance of the United States, or of any state, city, town, municipality, county or of any other jurisdiction, or of any agency, or department thereof (including without limitation, environmental laws and regulations), which violation could have a Material Adverse Effect.

4.10. Equity Interests. The authorized and outstanding equity interests of IA Borrower are owned by Parent. The authorized and outstanding equity interest of TN Borrower are owned by IA Borrower. All of the equity interests of Borrowers have been duly and validly authorized and issued and are fully paid and non-assessable and have been sold and delivered to the holder thereof in compliance with, or under valid exemption from, all federal and state laws and the rules and regulations of all regulatory bodies thereof governing the sale and delivery of securities. There are no subscriptions, warrants, options, calls, commitments, rights or agreements by which Borrowers or Parent are bound relating to the issuance, transfer, voting or redemption of Borrowers’ equity interests or any pre-emptive rights held by any Person with respect to the equity interests of Borrowers. Borrowers have not issued any securities convertible into or exchangeable for their equity interests or any options, warrants or other rights to acquire such equity interests or securities convertible into or exchangeable for such equity interests.

4.11. Associations. Borrowers are not engaged in, nor do they have any interest in, any joint venture or partnership with any other Person. Borrowers do not have any Subsidiaries, except Great Lakes Grain Storage and TN Borrower are Subsidiaries of IA Borrower.

4.12. Labor Matters. There are no strikes, lockouts or slowdowns against Borrowers pending or, to the knowledge of Borrowers, threatened. The hours worked by and payments made to employees of Borrowers have not been in violation of the Fair Labor Standards Act or any other applicable federal, state, local or foreign law dealing with such matters. All payments due from Borrowers, or for which any claim may be made against Borrowers, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of Borrowers, in each of such cases so as to not cause a Material Adverse Effect.

4.13. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to have a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Plans, in each of such cases so as to cause a Material Adverse Effect.

4.14. Debt. Borrowers do not have existing Debt, except Debt permitted by Section 6.1 hereof.

4.15. Title to Property. Borrowers have good and marketable title to their Property, free from all liens, claims and encumbrances of any nature whatsoever, except liens, claims and encumbrances permitted by Section 6.2 hereof. None of the Borrowers’ Property is subject to any right of first refusal, right of first offer, option to purchase or lease, except pursuant to the agreements set forth on Schedule 4.15 hereto.

4.16. Collateral Locations. Attached hereto as Schedule 4.16 is a complete and accurate list showing all places at which the Collateral is located on the date hereof. Such list indicates whether the premises are owned or leased by Borrowers or whether the premises are the premises of a warehouseman or other third party, and if owned by a third party, the name and address of such third party.

4.17. Location of Bank and Brokerage Accounts. Attached hereto as Schedule 4.17 is a complete and accurate list of all deposit, checking, savings, securities, investment, hedging, commodity trading and other accounts maintained with any bank, broker or dealer and all other similar accounts maintained by Borrowers on the date hereof, together with a description thereof. Each of the accounts set forth on Schedule 4.17 hereto is maintained with the corresponding financial institution indicated thereon.

SECTION 5. BORROWERS’ AFFIRMATIVE COVENANTS

Borrowers covenant that until all of the Obligations are paid and satisfied in full and the Revolving Credit Facility and Term Loan Facility have been terminated:

5.1. Financial and Business Information. Borrowers shall deliver to Lender the following (all to be in form and substance satisfactory to Lender):

(a)	Financial Statements and Reports:

(i)	as soon as available, but in any event within ninety (90) days after the end of each fiscal year of Parent, financial statements of Parent for such year which present fairly Parent’s financial condition, including the balance sheet as of the end of such fiscal year and a statement of operations, a statement of cash flows and a statement of stockholder equity for such fiscal year, all on a consolidated basis and accompanied by consolidating schedules, prepared in accordance with GAAP, and audited by an independent certified public accounting firm of recognized standing selected by Parent and reasonably satisfactory to Lender, together with an unqualified opinion on the financial statements from such accounting firm;

(ii)	as soon as available, but in any event within forty-five (45) days after the end of each fiscal quarter of Parent, internally prepared financial statements of Parent for such quarter, along with year to date information and comparative information from the same periods of the preceding fiscal year, which present fairly Parent’s financial condition, including balance sheet, statement of operations, statement of cash flows and statement of stockholder equity, all on a consolidated basis and accompanied by consolidating schedules, prepared in accordance with GAAP;

(iii)	as soon as available, but in any event within thirty (30) days after the end of each month, internally prepared financial statements of Borrowers for such month, along with year to date information and comparative information from the same periods of the preceding fiscal year, which present fairly Borrowers’ financial condition, including balance sheet, statement of operations and statement of member equity, prepared in accordance with GAAP (subject to absence of footnotes);

(iv)	as soon as available, but in any event within forty-five (45) days after the end of each fiscal quarter of Borrowers, a Compliance Certificate;

(v)	as soon as available, but in any event within thirty (30) days after the end of each month, a Borrowing Base Report;

(vi)	as soon as available, but in any event within ninety (90) days after the end of each fiscal year of Borrowers, financial projections of Borrowers for the then current fiscal year, together with an explanation of the assumptions used to forecast such financial projections;

(vii)	daily, electronic copies of all broker statements of Borrowers indicating all activities with respect to Hedging Accounts;

(viii)	as soon as available, but in any event within thirty (30) days after any third party grain warehouse examination, copies of all reports related to such examination; and

(ix)	such other data, reports, statements and information (financial or otherwise) as Lender may reasonably request.

(b)	Notice of Event of Default - promptly upon becoming aware of the existence of any condition or event which constitutes an Event of Default or Unmatured Event of Default under this Agreement, a written notice specifying the nature and period of existence thereof and what action Borrowers are taking (and proposes to take) with respect thereto.

5.2. Tax Returns and Reports. At Lender’s request from time to time, Borrowers shall promptly furnish Lender with copies of the annual federal and state income tax returns of Borrowers.

5.3. Material Adverse Effect. Borrowers agree that immediately upon any of them, their sole members or any of them or their sole members’ officers becoming aware of any development or other information which could reasonably be expected to result in a Material Adverse Effect, they shall give to Lender telephonic or facsimile notice specifying the nature of such development or information and such anticipated Material Adverse Effect. In addition, such verbal communication shall be confirmed by written notice thereof to Lender on the next Business Day after such verbal notice is given.

5.4. Litigation / Loss. Borrowers shall give prompt notice to Lender of any (a) litigation claiming in excess of two hundred fifty thousand dollars ($250,000) from Borrowers, or which could otherwise have a Material Adverse Effect or (b) any damage, loss, theft or destruction in excess of two hundred fifty thousand dollars ($250,000) with respect to any portion of Borrowers’ Property, or which could otherwise have a Material Adverse Effect.

5.5. Places of Business; Jurisdiction of Organization; Name. Borrowers shall give thirty (30) days prior written notice to Lender of any changes in the location of any of their chief executive offices or any other places of business, any changes in their jurisdiction of organization, changes of name or the establishment of any new, or the discontinuance of any existing place of business.

5.6. Maintenance of Insurance, Financial Records and Legal Existence.

(a)	Property Insurance - Borrowers shall maintain or cause to be maintained insurance on their Property against fire, casualty and such other hazards in such amounts, with such deductibles and with such insurers as are customarily used by companies operating in the same industry as Borrowers. The policies of all such casualty insurance shall contain standard lender loss payable and additional insured clauses issued in favor of Lender pursuant to which all losses thereunder shall be paid to Lender as Lender’s interests may appear. Such policies shall expressly provide that the requisite insurance cannot be altered or canceled without thirty (30) days prior written notice to Lender and shall insure Lender notwithstanding the act or neglect of the insured. At or prior to Closing, Borrowers shall furnish Lender with insurance certificates certified as true and correct and being in full force and effect as of the Closing Date or such other evidence of insurance as Lender may require, provided that Borrowers shall furnish to Lender such insurance certificates naming Lender as loss payee and as additional insured no later than sixty (60) days subsequent to the Closing Date. In the event Borrowers fail to procure or cause to be procured any such insurance or to timely pay or cause to be paid the premium(s) on any such insurance, Lender may do so for Borrowers, but Borrowers shall continue to be liable for the same. Borrowers hereby appoint Lender as their attorney-in-fact, exercisable at Lender’s option, to endorse any check which may be payable to Borrowers in order to collect the proceeds of such insurance.

(b)	Public Liability and Business Interruption Insurance - Borrowers shall maintain, and shall deliver to Lender upon Lender’s request evidence of, public liability and business interruption insurance in such amounts as is customary for companies in the same or similar businesses located in the same or similar area.

(c)	Financial Records - Borrowers shall keep current and accurate books of records and accounts in which full and correct entries will be made of all of their business transactions, and will reflect in their financial statements adequate accruals and appropriations to reserves, all in accordance with GAAP. Borrowers shall provide written notice to Lender promptly upon any change to their fiscal year end date.

(d)	Existence and Rights - Borrowers shall do (or cause to be done) all things necessary to preserve and keep in full force and effect their legal existence, good standing, rights and franchises.

(e)	Compliance with Laws - Borrowers shall be in compliance with any and all laws, ordinances, governmental rules and regulations, and court or administrative orders or decrees to which they or their Property is subject, whether federal, state or local (including, without limitation, environmental or environmental-related laws, statutes, ordinances, rules, regulations and notices) and shall obtain and maintain any and all licenses, permits, franchises, certificates or other governmental authorizations necessary to the ownership of their Property or to the conduct of their businesses, which violation or failure to obtain could materially adversely affect the business, financial condition, Property or prospects of Borrowers.

5.7. Business Conducted. Borrowers shall continue in the primary business presently engaged in by them, it being agreed that Borrowers may engage in businesses reasonably related to their primary business.

5.8. Payment of Obligations, Taxes and Claims. Borrowers shall pay, before they become delinquent, all debts, obligations, taxes, assessments, governmental charges, levies and claims imposed upon them or upon their Property, except for those being contested in good faith with due diligence by appropriate proceedings and for which appropriate reserves have been maintained under GAAP.

5.9. Financial Covenants. Borrowers shall perform and comply with each of the following financial covenants as reflected and computed from their financial statements:

(a)	Borrowers shall maintain, at all times, Working Capital equal to or more than: (i) eleven million dollars ($11,000,000) from April 1 through September 30 of any year; and (ii) thirteen million dollars ($13,000,000) from January 1 through March 31 and October 1 through December 31 of any year.

(b)	Borrowers shall maintain, at all times, Tangible Net Worth equal to or more than twenty-seven million dollars ($27,000,000).

(c)	Borrowers shall maintain, at all times, a Fixed Charge Coverage Ratio of 1.25x or more.

(d)	Borrowers shall maintain, at all times, unfinanced Capital Expenditures equal to or less than two million dollars ($2,000,000) during fiscal 2010 and each fiscal year thereafter (excluding Capital Expenditures for the purchase price of the TN Acquisitions in fiscal 2010); provided, however, that any unused portion of Capital Expenditures from any fiscal year may be added to the two million dollar ($2,000,000) limit in the next succeeding year.

(e)	Borrowers shall maintain, at all times, a Senior Leverage Ratio that does not exceed 2.50x.

5.10. Capital Contribution. Prior to Parent’s transfer of its participation interest in the Term Loan Note to any third party, Borrowers shall deliver to Lender satisfactory evidence that Parent made a new cash contribution to the equity of IA Borrower in an amount equal to or more than eight million dollars ($8,000,000) on or after the Closing Date.

5.11. Maintenance of Property / Inspection. Borrowers shall keep and maintain their Property in good working order and condition, ordinary wear and tear excepted. Borrowers shall permit any of Lender’s officers or other representatives to visit and inspect Borrowers’ Property during regular business hours to examine and audit all of Borrowers’ books of account, records, reports and other papers, to make copies and extracts therefrom and to discuss their affairs, finances and accounts with its officers, employees and independent certified public accountants and attorneys.

SECTION 6. BORROWERS’ NEGATIVE COVENANTS

Borrowers covenant that until all of the Obligations are paid and satisfied in full and the Revolving Credit Facility and Term Loan Facility have been terminated:

6.1. Debt. Borrowers shall not create, incur, assume or suffer to exist, voluntarily or involuntarily, any Debt, except (a) the Obligations, (b) purchase money obligations, obligations under Capitalized Leases and obligations under operating leases for rolling stock and equipment in an aggregate amount not to exceed two million dollars ($2,000,000) outstanding at any one time, (c) unsecured and subordinated obligations owing to Parent not in excess of two million dollars ($2,000,000) in the aggregate at any one time outstanding and (d) unsecured and subordinated obligations owing to TN Sellers for the purchase price of the TN Acquisitions not in excess of three million three hundred thousand dollars ($3,300,000) in the aggregate at any one time outstanding. No payment of principal or interest shall be made by Borrowers with respect to obligations owing to Parent if an Unmatured Event of Default or Event of Default would occur as a result of such payment.

6.2. Liens, Claims and Encumbrances. Borrowers shall not (a) execute a negative pledge agreement with any Person covering any Property, except as set forth in this Agreement, or (b) cause or permit or consent to cause or permit (upon the happening of a contingency or otherwise) its Property to be subject to any lien, claim or encumbrance of any nature whatsoever, except (i) the Permitted Exceptions and (ii) liens and security interests with respect to the Property subject to the purchase money obligations, obligations under Capitalized Leases and obligations under operating leases for rolling stock and equipment permitted by Section 6.1 hereof.

6.3. Loans, Advances and Investments. Borrowers shall not make, or be permitted to have outstanding, any loans or advances to, or investments in, any Person, except (a) advances to employees in the ordinary course of business not in excess of one hundred thousand dollars ($100,000) in the aggregate at any one time outstanding, (b) extensions of trade credit or similar advances in the ordinary course of business (other than trade credit or advances to Affiliates in excess of twenty-four million dollars ($24,000,000) in the aggregate or that remain unpaid in whole or in part for a period of more than sixteen (16) days from the original invoice date) and (c) Great Lakes Grain Storage and TN Borrower.

6.4. Distributions. Borrowers shall not declare, pay or make any form of Distribution, except (a) periodic Distributions to Parent in an amount equal to Borrowers’ reasonable overhead and operating expenses paid by Parent, (b) periodic Distributions to Parent which, over the course of any calendar year, are in an aggregate amount equal to Parent’s federal, state, local and foreign income tax liability for such year in respect of taxable income derived from Borrowers (net of tax refunds), (c) commencing with the fiscal year of Borrowers ending on December 31, 2010, periodic Distributions to Parent which, over the course of any calendar year, are in an aggregate amount that does not exceed the lesser of (i) two million dollars ($2,000,000) and (ii) the lesser of (x) sixty percent (60%) of the amount by which Working Capital as of the end of the previous fiscal year of Borrowers exceeds fourteen million dollars ($14,000,000) and (y) sixty percent (60%) of the amount by which Tangible Net Worth as of the end of the previous fiscal year of Borrowers exceeds twenty-eight million dollars ($28,000,000) and (d) periodic Distributions to IA Borrower.

6.5. Sale of Assets, Merger, Consolidation, Dissolution or Liquidation of Borrowers.

(a)

Borrowers shall not sell, lease, license, transfer or otherwise dispose of their Property, agree to the same or convey any rights regarding the same, except (i) Property sold in the ordinary course or ordinary operation of Borrowers’ business, (ii) sales of assets (other than as otherwise set forth in this Section 6.1(a)) for fair market value in an aggregate amount not to exceed two hundred fifty thousand dollars ($250,000) per fiscal year and (iii) pursuant to the agreements set forth on Schedule 4.15 hereto. Borrowers shall not materially amend, restate, modify, supplement, extend, renew or take any similar material actions with respect to the agreements set forth on Schedule 4.15 hereto.

(b)	Borrowers shall not merge or consolidate with, acquire any equity interests in (except the currently outstanding equity interests in Great Lakes Grain Storage), acquire all or substantially all of the assets of or otherwise engage in any form of business combination with, any other Person, or commence a dissolution or liquidation.

(c)	IA Borrower shall remain wholly-owned by Parent. TN Borrower shall remain wholly-owned by IA Borrower.

6.6. Change of Control of Parent. No Change of Control shall occur with respect to Parent. For the purposes of this Section 6.6, “Change of Control” means:

(a)	the acquisition, directly or indirectly, by any person, entity or “group” (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than fifty percent (50%) of the combined voting power of Parent’s then outstanding voting securities entitled to vote generally in the election of directors;

(b)	individuals who, as of the Closing Date, constitute the Board of Directors of Parent (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board of Directors of Parent, provided that any person becoming a director subsequent to the Closing Date whose election, or nomination for election by the shareholders of Parent, was approved by a vote of at least a majority of the Incumbent Directors who are directors at the time of such vote shall be, for purposes of this Agreement, an Incumbent Director; or

(c)	consummation of (i) a reorganization, merger or consolidation, in each case, with respect to which persons who were the shareholders of Parent immediately prior to such reorganization, merger or consolidation (other than the acquirer) do not, immediately thereafter, beneficially own more than fifty percent (50%) of the combined voting power of the reorganized, merged or consolidated company’s then outstanding voting securities entitled to vote generally in the election of directors or (ii) a liquidation or dissolution of Parent or the sale of all or substantially all of the assets of Parent (whether such assets are held directly or indirectly) to a third party.

6.7. Transactions With Affiliates. Borrowers shall not enter into any transaction with any Affiliate including, without limitation, the purchase, sale, lease or exchange of Property, or the loaning, capitalization or giving of funds to any such Affiliate, unless (a) such Affiliate is engaged in a business substantially related to the business permitted to be conducted by Borrowers hereunder, (b) the transaction is in the ordinary course of and pursuant to the reasonable requirements of Borrowers’ business and upon terms substantially the same and no less favorable to Borrowers as they would obtain in a comparable arm’s-length transactions with any Person not an Affiliate and (c) such transaction is not prohibited hereunder.

6.8. Bank and Brokerage Accounts; Deposits. Borrowers shall not establish any new deposit, checking, savings, securities, investment, hedging, commodity trading or other similar accounts, maintain any account other than those accounts specified on Schedule 4.17 hereto, deposit proceeds from the sale of Collateral in any account other than a deposit account specified on Schedule 4.17 hereto or permit the cash balance of the accounts set forth on Schedule 4.17 hereto to exceed the corresponding balance limit indicated on Schedule 4.17 hereto. The accounts set forth on Schedule 4.17 hereto that are maintained with financial institutions other than Lender and in which Lender does not have a first priority perfected security interest shall not have an aggregate balance limit in excess of one hundred thousand dollars ($100,000).

6.9. Hedging. Each Borrower shall not (a) violate the Hedging Policy, (b) permit more than one hundred thousand (100,000) bushels of any commodity constituting Grain Inventory to be unhedged against future price risk as of the close of the Chicago Board of Trade on each Business Day or (c) enter into any short position in any futures contract traded on the Chicago Board of Trade with a term that expires in excess of twelve (12) months from the contract date.

SECTION 7. DEFAULT

7.1. Events of Default. Each of the following events shall constitute an event of default (“Event of Default”) and Lender shall thereupon have the option to declare the Obligations immediately due and payable, all without demand, notice, presentment or protest or further action of any kind (it also being understood that the occurrence of any of the events or conditions set forth in subparagraphs (j), (k) or (l) shall automatically cause an acceleration of the Obligations):

(a)	Payments - if any Borrower fails to make any payment of principal or interest on the date when such payment is due and payable; or

(b)	Other Charges - if any Borrower fails to pay any other charges, fees, Expenses or other monetary obligations owing to Lender, arising out of or incurred in connection with this Agreement on the date when such payment is due and payable, whether upon maturity, acceleration, demand or otherwise and such failure continues for a period of ten (10) days after the earlier of any Borrower becoming aware of such failure or any Borrower receiving written notice from Lender of such failure; provided however, that the ten (10) day grace period shall not be applicable if such payments are due and payable due to maturity, acceleration or demand, whether following an Event of Default, or otherwise; or

(c)	Particular Covenant Defaults - if any Borrower fails to perform, comply with or observe any covenant or undertaking contained in this Agreement not otherwise described in this Section 7.1, and such failure continues for a period of thirty (30) days after the earlier of any Borrower becoming aware of such failure or any Borrower receiving written notice from Lender of such failure; or

(d)	Financial Information - if any statement, report, financial statement or certificate made or delivered by any Borrower, its sole member or any of its officers, employees or agents, to Lender is not true and correct, in all material respects, when made; or

(e)	Uninsured Loss - if there shall occur any uninsured damage, loss, theft or destruction in excess of two hundred fifty thousand dollars ($250,000) with respect to any portion of any Borrower’s Property; or

(f)	Warranties or Representations - if any warranty, representation or other statement by or on behalf of any Borrower contained in or pursuant to this Agreement, any of the other Loan Documents, or in any document, agreement or instrument furnished in compliance with, relating to or in reference to this Agreement, is false, erroneous or misleading in any material respect when made; or

(g)	Agreements with Others - if any Borrower shall default beyond any grace period under any agreement with any creditor for borrowed money having an outstanding principal amount of two hundred fifty thousand dollars ($250,000) or more and (i) such default consists of the failure to pay any principal or interest with respect to such indebtedness or (ii) such default consists of the failure to perform any covenant or agreement with respect to such indebtedness, if the effect of such default is to cause or permit such Borrower’s, or any of its obligations which are the subject thereof, to become due prior to their maturity date or prior to their regularly scheduled date of payment; or

(h)	Related Agreements – if, after the passage of all applicable notice and cure or grace periods, any Borrower breaches or violates the terms of, or if a default or an event of default occurs under, (i) any other existing or future agreement between or among such Borrower and Lender that is in any way related to this Agreement including, without limitation, the Loan Documents or (ii) any Swap Obligations; or

(i)	Judgments - if any final, nonappealable judgment for the payment of money in excess of two hundred fifty thousand dollars ($250,000) which is not covered by insurance or an appeal bond, or for which any Borrower has not established a cash or cash equivalent reserve in the amount of such judgment, shall be rendered and shall remain unsatisfied and unstayed for a period of at least thirty (30) days; or

(j)	Assignment for Benefit of Creditors, etc. - if any Borrower makes or proposes an assignment for the benefit of creditors generally, offers a composition or extension to creditors, or makes or sends notice of an intended bulk sale of any business or assets now or hereafter owned or conducted by such Borrower which might materially and adversely affect such Borrower; or

(k)	Bankruptcy, Dissolution, etc. - upon the commencement of any action for the dissolution or liquidation of any Borrower, or the commencement of any proceeding to avoid any transaction entered into by any Borrower, or the commencement of any case or proceeding for reorganization or liquidation of any Borrower, or any of its debts under the Bankruptcy Code or any other state or federal law, now or hereafter enacted for the relief of debtors, whether instituted by or against any Borrower; provided, however, that each Borrower shall have sixty (60) days to obtain the dismissal or discharge of involuntary proceedings filed against such Borrower, it being understood that during such sixty (60) day period, Lender shall not be obligated to make Advances hereunder and Lender may seek adequate protection in any bankruptcy proceeding; or

(l)	Receiver - upon the appointment of a receiver, liquidator, custodian, trustee or similar official or fiduciary for any Borrower or for any of such Borrower’s Property; or

(m)	Execution Process, Seizure, etc. - the issuance of any execution or distraint process affecting any material portion of the Property of any Borrower, or any material portion of the Property of any Borrower is seized by any governmental entity, federal, state or local; or

(n)	Pension Benefits, etc. - if any Borrower fails to comply with ERISA, so that grounds exist to permit the appointment of a trustee under ERISA to administer such Borrower’s employee plans or to allow the Pension Benefit Guaranty Corporation to institute proceedings to appoint a trustee to administer such plan(s), or to permit the entry of a lien to secure any deficiency or claim; or

(o)	Material Adverse Effect - a Material Adverse Effect occurs which impairs any Borrower’s ability to repay the Obligations in full as and when due; or

(p)	Change of Control - if any Borrower fails to perform, comply with or observe Section 6.1 hereof or Section 6.6 hereof.

7.2. Cure. Nothing contained in this Agreement or the Loan Documents shall be deemed to compel Lender to accept a cure of any Event of Default hereunder, except as outlined in Section 7.1 hereof.

7.3. Rights and Remedies on Default.

(a)	In addition to all other rights, options and remedies granted or available to Lender under this Agreement or the Loan Documents, or otherwise available at law or in equity, upon or at any time after the occurrence and during the continuance of an Event of Default or Unmatured Event of Default, Lender may, in its reasonable discretion, withhold or cease making Advances.

(b)	In addition to all other rights, options and remedies granted or available to Lender under this Agreement or the Loan Documents (each of which is also then exercisable by Lender), Lender may, in its reasonable discretion, upon or at any time after the occurrence and during the continuance of an Event of Default, terminate the Revolving Credit Facility and Term Loan Facility.

(c)	In addition to all other rights, options and remedies granted or available to Lender under this Agreement or the Loan Documents (each of which is also then exercisable by Lender), Lender may, upon or at any time after the occurrence and during the continuance of an Event of Default, exercise all rights under the Uniform Commercial Code and any other applicable law or in equity, and under all Loan Documents permitted to be exercised after the occurrence of an Event of Default, including the following rights and remedies (which list is given by way of example and is not intended to be an exhaustive list of all such rights and remedies):

(i)

The right to “take possession” of the Collateral, and notify all Account Debtors of Lender’s security interest in the Accounts and require payment under the Accounts to be made directly to Lender and Lender may, in its own name or in the name of the Borrowers, exercise all rights of a secured party with respect to the Collateral and collect, sue for and receive payment on all Accounts, and settle, compromise and adjust the same on any terms as may be satisfactory to Lender, in its reasonable discretion for any reason or without reason and Lender may do all of the foregoing with or without judicial process (including, without limitation, notifying the United States postal authorities to redirect mail addressed to Borrowers, to an address designated by Lender); or

(ii)	Require Borrowers, at Borrowers’ expense, to assemble all or any part of the Collateral and make it available to Lender; or

(iii)	The right to reduce or modify the Revolving Credit Commitment or Term Loan Commitment, or to modify the terms and conditions upon which Lender may be willing to consider making Advances.

(d)	Borrowers hereby agree that a notice received by them at least ten (10) days before the time of any intended public sale or of the time after which any private sale or other disposition of the Collateral is to be made, shall be deemed to be reasonable notice of such sale or other disposition. If permitted by applicable law, any Collateral which threatens to speedily decline in value or which is sold on a recognized market may be sold immediately by Lender without prior notice to Borrowers. Borrowers covenant and agree not to interfere with or impose any obstacle to Lender’s exercise of its rights and remedies with respect to the Collateral.

7.4. Nature of Remedies. All rights and remedies granted Lender hereunder and under the Loan Documents, or otherwise available at law or in equity, shall be deemed concurrent and cumulative, and not alternative remedies, and Lender may proceed with any number of remedies at the same time until all Obligations are satisfied in full. The exercise of any one right or remedy shall not be deemed a waiver or release of any other right or remedy, and Lender, upon or at any time after the occurrence and during the continuance of an Event of Default, may proceed against Borrowers at any time, under any agreement, with any available remedy and in any order.

7.5. Set-Off. If any bank account or other Property held by or with Lender, or any Affiliate of Lender, or any participant is attached or otherwise liened or levied upon by any third party, Lender (and such participant) shall have and be deemed to have, without notice to Borrowers, the immediate right of set-off and may apply the funds or other amounts or property thus set off against any of the Obligations hereunder.

7.6. Equity Cure.

Notwithstanding anything to the contrary contained in this Section 7, in the event that Borrowers fail to comply with the financial covenants set forth in Sections 5.9(a), (b) or (d) hereof, Borrowers shall have the right (the “Cure Right”) (at any time until the date that is five (5) days after the date the Compliance Certificate is required to be delivered pursuant to Section 5.1(a)(iv) hereof) to issue equity interests for cash or otherwise receive cash contributions to their equity (the “Cure Amount”), and thereupon Borrowers’ compliance with Sections 5.9(a), (b) or (d) hereof shall be recalculated giving effect to the following pro forma adjustment: (a) with respect to Section 5.9(a) hereof, the Cure Amount shall constitute a corresponding increase in Working Capital; (b) with respect Section 5.9(b) hereof, the Cure

Amount shall constitute a corresponding increase in Tangible Net Worth; and (c) with respect to Section 5.9(d) hereof, the Cure Amount shall constitute a corresponding decrease in Capital Expenditures. If, after giving effect to the foregoing recalculations, the requirements of Sections 5.9(a), (b) or (d) hereof shall be satisfied, then the requirements of Sections 5.9(a), (b) or (d) shall be deemed satisfied as of the end of the relevant fiscal quarter of Borrowers with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of Sections 5.9(a), (b) or (d) that had occurred shall be deemed cured for the purposes of this Agreement.

Notwithstanding anything herein to the contrary, (a) the Cure Amount for any cure of Section 5.9(a) hereof may not exceed five hundred thousand dollars ($500,000) in any fiscal quarter of Borrowers and (d) upon Lender’s receipt of a notice from Borrowers that they intend to exercise the Cure Right (a “Notice of Intent to Cure”), until the fifth (5th) day following the date of delivery of the Compliance Certificate pursuant to Section 5.1(a)(iv) hereof to which such Notice of Intent to Cure relates, Lender shall not exercise the right to accelerate the Revolving Credit Loans or Term Loan or exercise any right to foreclose on or take possession of the Collateral solely on the basis of an Event of Default having occurred and being continuing under Sections 5.9(a), (b) or (d) hereof.

SECTION 8. MISCELLANEOUS

8.1. GOVERNING LAW. THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND ALL RELATED AGREEMENTS AND DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE STATE OF NEBRASKA. THE PROVISIONS OF THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND ALL OTHER AGREEMENTS AND DOCUMENTS REFERRED TO HEREIN ARE TO BE DEEMED SEVERABLE, AND THE INVALIDITY OR UNENFORCEABILITY OF ANY PROVISION SHALL NOT AFFECT OR IMPAIR THE REMAINING PROVISIONS WHICH SHALL CONTINUE IN FULL FORCE AND EFFECT.

8.2. Integrated Agreement. The Revolving Credit Note, the Term Loan Note, the Mortgages, the Security Agreements, the Control Agreements, the Environmental Indemnity Agreements and the other Loan Documents, all related agreements and this Agreement shall be construed as integrated and complementary of each other and as augmenting and not restricting Lender’s rights and remedies. If, after applying the foregoing, an inconsistency still exists, the provisions of this Agreement shall constitute an amendment thereto and shall control.

8.3. Waiver and Indemnity.

(a)	No omission or delay by Lender in exercising any right or power under this Agreement or any related agreements and documents will impair such right or power or be construed to be a waiver of any default, or Event of Default or an acquiescence therein, and any single or partial exercise of any such right or power will not preclude other or further exercise thereof or the exercise of any other right, and as to Borrowers no waiver will be valid unless in writing and signed by Lender and then only to the extent specified.

(b)

Borrowers release and shall indemnify, defend and hold harmless Lender, and its respective officers, employees and agents, of and from any claims, demands, liabilities, obligations, judgments, injuries, losses, damages and costs and expenses (including, without limitation, reasonable legal fees) resulting from (i)

acts or conduct of Borrowers under, pursuant or related to this Agreement and the other Loan Documents, (ii) Borrowers’ breach, or alleged breach, or violation of any representation, warranty, covenant or undertaking contained in this Agreement or the other Loan Documents and (iii) Borrowers’ failure, or alleged failure, to comply with any or all laws, statutes, ordinances, governmental rules, regulations or standards, whether federal, state or local, or court or administrative orders or decrees (including without limitation environmental laws, etc.), and all costs, expenses, fines, penalties or other damages resulting therefrom, unless, in each case resulting from acts or conduct of Lender constituting willful misconduct or gross negligence.

(c)	Lender shall not be liable for, and Borrowers hereby agree that Lender’s liability in the event of a breach by Lender of this Agreement shall be limited to Borrowers’ direct damages suffered and shall not extend to, any consequential or incidental damages. In the event Borrower bring suit against Lender in connection with the transactions contemplated hereunder, and Lender is found not to be liable, Borrowers shall indemnify and hold Lender harmless from all costs and expenses, including attorneys’ fees, incurred by Lender in connection with such suit.

8.4. Time. Except as otherwise set forth in this Agreement, whenever Borrowers shall be required to make any payment, or perform any act, on a day which is not a Business Day, such payment may be made, or such act may be performed, on the next succeeding Business Day. Time is of the essence in Borrowers’ performance under all provisions of this Agreement and all related agreements and documents.

8.5. Expenses of Lender. Borrowers will pay all out-of-pocket expenses incurred by Lender on demand (including, without limitation, search costs, audit fees, inspection fees, appraisal fees, and the fees and expenses of legal counsel for Lender) relating to this Agreement, and all related agreements and documents, including, without limitation, expenses incurred in the analysis, negotiation, preparation, closing, administration and enforcement of this Agreement and the other Loan Documents. In the event of any Event of Default or Unmatured Event of Default which requires action by Lender in accordance with the terms of the Loan Documents, Borrowers will pay all out-of-pocket expenses incurred by Lender on demand relating to the enforcement, protection and defense of the rights of Lender in and to the Collateral or otherwise hereunder. Additionally, Borrowers will pay any reasonable expenses relating to extensions, amendments, waivers or consents pursuant to the provisions hereof, or any related agreements and documents or relating to agreements with other creditors, or termination of this Agreement. The fees, expenses and other costs set forth in this Section 8.5 are collectively referred to as the “Expenses.” Any Expenses not paid upon demand by Lender shall bear interest at the Default Rate.

8.6. Confidentiality. Borrowers and Lender agree to maintain the confidentiality of this Agreement, the other Loan Documents and any financial and business information delivered to Lender pursuant to Section 5.1 hereof and not to disclose such information or provide a copy thereof to any third party, except (a) as required by law or regulation (including the regulations of the Securities and Exchange Commission), (b) to accountants, lawyers and financial advisers of the parties who are informed of and agree to be bound by this Section 8.6, (c) to any assignee or participant (or potential assignee or participant) of Lender’s interests herein or any rating agencies, guarantors or insurers and (d) to the extent such information is available to the public.

8.7. Notices.

(a)	Any notices or consents required or permitted by this Agreement shall be in writing and shall be deemed given if delivered in person or if sent by facsimile or by nationally recognized overnight courier, or via first class, certified or registered mail, postage prepaid, to the address of such party set forth on the signature pages hereof, unless such address is changed by written notice hereunder.

(b)	Any notice sent by Lender or Borrowers by any of the above methods shall be deemed to be given when so received.

(c)	Lender shall be fully entitled to rely upon any facsimile transmission or other writing purported to be sent by any Authorized Officer (whether requesting an Advance or otherwise) as being genuine and authorized.

8.8. Headings. The headings of any paragraph or section of this Agreement are for convenience only and shall not be used to interpret any provision of this Agreement.

8.9. Survival. All warranties, representations, and covenants made by Borrowers herein, in any Loan Document, or in any agreement referred to herein or on any certificate, document or other instrument delivered by it or on its behalf under this Agreement, shall be considered to have been relied upon by Lender, and shall survive the delivery to Lender of any Loan Document, regardless of any investigation made by Lender or on its behalf. All statements in any such certificate or other instrument prepared and/or delivered for the benefit of Lender shall constitute warranties and representations by Borrowers hereunder. Except as otherwise expressly provided herein, all covenants made by Borrowers hereunder, in any Loan Document or under any other agreement or instrument shall be deemed continuing until all Obligations are satisfied in full.

8.10. Successors and Assigns.

(a)	This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties. Borrowers may not transfer, assign or delegate any of their duties or obligations hereunder.

(b)	Lender may at any time assign all of its Advances and commitments hereunder to any other Person.

8.11. Duplicate Originals. Two or more duplicate originals of this Agreement may be signed by the parties, each of which shall be an original but all of which together shall constitute one and the same instrument. This Agreement may be executed in counterparts, all of which counterparts taken together shall constitute one completed fully executed document.

8.12. Modification. No modification hereof or of any agreement referred to herein shall be binding or enforceable unless in writing and signed by Borrowers and Lender.

8.13. Signatories. Each individual signatory hereto represents and warrants that such signatory is duly authorized to execute this Agreement on behalf of such signatory’s principal and that such signatory executes the Agreement in such capacity and not as a party.

8.14. Third Parties. No rights are intended to be created hereunder, or under any related agreements or documents for the benefit of any third party donee, creditor or incidental beneficiary of Borrowers. Nothing contained in this Agreement shall be construed as a delegation to Lender of Borrowers’ duty of performance including, without limitation, Borrowers’ duties under any account or contract with any other Person.

8.15. Waivers.

(a)	Borrowers hereby irrevocably, unconditionally and fully subordinate in favor of Lender, any and all rights they may have at any time (whether arising, directly or indirectly, by operation of law or contract) to assert or receive payment on any claim against it, on account of payments made under this Agreement, including without limitation, any and all rights of subrogation, reimbursement, exoneration, contribution or indemnity. Borrowers waive any event or circumstances which might constitute a legal or equitable defense of, or discharge of, Borrowers. Furthermore, Borrowers agree that if any payment on the Obligations are recovered from or repaid by Lender in whole or in part in any bankruptcy, insolvency or similar proceeding instituted by or against Borrowers, Borrowers shall be obligated to the same extent as if the recovered or repaid payment had never been originally made on such Obligation.

(b)	Borrowers hereby consent and agree that Lender, at any time or from time to time in its reasonable discretion, may: (i) settle, compromise or grant releases for liabilities of any Person or Persons liable for any Obligations, (ii) exchange, release, surrender, sell, subordinate or compromise any Collateral to the extent allowed under federal, state or local law including, without limitation, administrative pronouncements of any party now or hereafter securing any of the Obligations and (iii) following an Event of Default, apply any and all payments received at any time against the Obligations in any order as Lender may determine; all of the foregoing in such manner and upon such terms as Lender may see fit, without notice to or further consent from Borrowers who hereby agree and shall remain bound upon this Agreement notwithstanding any such action on Lender’s part.

(c)	The liability of Borrowers hereunder is absolute and unconditional and shall not be reduced, impaired or affected in any way by reason of (i) any failure to obtain, retain or preserve, or the lack of prior enforcement of, any rights against any Person or Persons or in any Property, (ii) the invalidity or unenforceability of any Obligations or rights in any Collateral, (iii) any delay in making demand upon any other Person or Persons or any delay in enforcing, or any failure to enforce, any rights against any other Person or Persons or in any Collateral even if such rights are thereby lost, (iv) any failure, neglect or omission to obtain, perfect or retain any lien upon, protect, exercise rights against, or realize on, any Property of Borrowers, or any other party securing the Obligations, (v) the existence or non-existence of any defenses which may be available to any other Person or Persons with respect to the Obligations or (vi) the commencement of any bankruptcy, reorganization, liquidation, dissolution or receivership proceeding or case filed by or against Borrowers.

8.16. CONSENT TO JURISDICTION. BORROWERS AND LENDER HEREBY IRREVOCABLY CONSENT TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED IN DOUGLAS COUNTY, NEBRASKA IN ANY AND ALL ACTIONS AND PROCEEDINGS WHETHER ARISING HEREUNDER OR UNDER ANY OTHER AGREEMENT OR UNDERTAKING. BORROWERS WAIVE ANY OBJECTION TO IMPROPER VENUE AND

FORUM NON-CONVENIENS TO PROCEEDINGS IN ANY SUCH COURT AND ALL RIGHTS TO TRANSFER FOR ANY REASON. BORROWERS IRREVOCABLY AGREE TO SERVICE OF PROCESS BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED TO THE ADDRESS OF THE APPROPRIATE PARTY SET FORTH HEREIN.

8.17. WAIVER OF JURY TRIAL. BORROWERS AND LENDER HEREBY WAIVE ANY AND ALL RIGHTS THEY MAY HAVE TO A JURY TRIAL IN CONNECTION WITH ANY LITIGATION COMMENCED BY OR AGAINST LENDER WITH RESPECT TO RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO OR UNDER THE LOAN DOCUMENTS, WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE.

8.18. Discharge of Taxes, Borrowers’ Obligations, Etc. Lender, in its reasonable discretion, shall have the right at any time, and from time to time, with prior notice to Borrowers, if Borrowers fail to do so five (5) Business Days after requested in writing to do so by Lender, to: (a) pay for the performance of any of Borrowers’ obligations hereunder and (b) discharge taxes or liens, at any time levied or placed on any of Borrowers’ Property in violation of this Agreement unless Borrowers are in good faith with due diligence by appropriate proceedings contesting such taxes or liens. Expenses and advances shall be deemed Advances hereunder and shall bear interest at the Default Rate until reimbursed to Lender. Such payments and advances made by Lender shall not be construed as a waiver by Lender of an Event of Default under this Agreement.

8.19. Injunctive Relief. The parties acknowledge and agree that, in the event of a breach or threatened breach of any party’s obligations hereunder, they may have no adequate remedy in money damages and, accordingly, shall be entitled to an injunction (including without limitation, a temporary restraining order, preliminary injunction, writ of attachment, or order compelling an audit) against such breach or threatened breach. However, no specification in this Agreement of a specific legal or equitable remedy shall be construed as a waiver or prohibition against any other legal or equitable remedies in the event of a breach or threatened breach of any provision of this Agreement.

8.20. Transfers and Participations.

(a)	A material inducement to Lender’s willingness to complete the transactions contemplated by this Agreement and the other Loan Documents is Borrowers’ agreement that Lender may, at any time, complete a Transfer or Participation with respect to the Revolving Credit Note, Term Loan Note or any of the other Loan Documents, or any or all servicing rights with respect thereto.

(b)

Borrowers agree to cooperate in good faith with Lender in connection with any such Transfer or Participation of the Revolving Credit Note, Term Loan Note or any of the other Loan Documents, or any or all servicing rights with respect thereto, including, without limitation: (i) providing such documents, financial and other data, and other information and materials which would typically be required with respect to Borrowers by a purchaser, transferee, assignee, servicer, participant, investor or rating agency involved with respect to such Transfer or Participation, as applicable; provided, however, Borrowers shall not be required to make disclosures of any confidential information or any information which has not previously been made public unless required by applicable federal or state securities laws (the “Disclosures”); and (ii) amending the non-financial terms of the transactions evidenced by the Loan Documents to the extent necessary so as to satisfy the requirements of purchasers, transferees, assignees, servicers, participants, investors or selected rating agencies involved in any such Transfer or Participation, so long as such amendments would not have a Material Adverse Effect. Lender shall be responsible for preparing at its expense any documents evidencing the amendments referred to in clause (ii) above and compliance with any applicable law.

(c)	Borrowers consent to Lender providing the Disclosures, as well as any other information which Lender may now have or hereafter acquire with respect to Borrowers, to each purchaser, transferee, assignee, servicer, participant, investor or rating agency involved with respect to each Transfer or Participation, as applicable. Lender and Borrowers shall each pay their own attorneys’ fees and other out-of-pocket expenses incurred in connection with the performance of their respective obligations under this Section 8.20.

SECTION 9. SPECIAL INTER-BORROWER PROVISIONS

9.1. Certain Borrower Acknowledgments and Agreements.

(a)	Each Borrower acknowledges that it will enjoy significant benefits from the business conducted by the other Borrower because of, inter alia, their combined ability to bargain with other Persons including, without limitation, their ability to receive the Revolving Credit Facility and Term Loan Facility on favorable terms granted by this Agreement and the other Loan Documents which would not have been available to an individual Borrower acting alone. Each Borrower has determined that it is in its best interest to procure the Revolving Credit Facility and Term Loan Facility which each Borrower may utilize directly and which receive the credit support of the other Borrower as contemplated by this Agreement and the other Loan Documents.

(b)	Lender has advised Borrowers that it is unwilling to enter into this Agreement and the other Loan Documents and make available the Revolving Credit Facility and Term Loan Facility extended hereby to any Borrower unless each Borrower agrees, among other things, to be jointly and severally liable for the due and proper payment of the Obligations of each other Borrower under this Agreement and other Loan Documents. Each Borrower has determined that it is in its best interest and in pursuit of its purposes that it so induce Lender to extend credit pursuant to this Agreement and the other documents executed in connection herewith (i) because of the desirability to each Borrower of the Revolving Credit Facility and Term Loan Facility, the interest rates and the modes of borrowing available hereunder, (ii) because each Borrower may engage in transactions jointly with the other Borrower and (iii) because each Borrower may require, from time to time, access to funds under this Agreement for the purposes herein set forth.

(c)

Each Borrower has determined that it has and, after giving effect to the transactions contemplated by this Agreement and the other Loan Documents (including, without limitation, the inter-Borrower arrangement set forth in this Section 9.1), will have assets having a fair saleable value in excess of the amount required to pay its probable liability on its existing debts as they fall due for payment and that the sum of its debts is not and will not then be greater than all of its Property at a fair valuation, that such Borrower has, and will have, access to adequate capital for the conduct of its business and the ability to pay its debts from time to time incurred in connection therewith as such debts mature and that the value of the benefits to be derived by such Borrower from the access to funds under this Agreement (including, without limitation, the Inter-Borrower arrangement set forth in this Section 9.1) is reasonably equivalent to the obligations undertaken pursuant hereto.

9.2. Maximum Amount Of Joint and Several Liability. To the extent that applicable law otherwise would render the full amount of the joint and several obligations of any Borrower hereunder and under the other Loan Documents invalid or unenforceable, such Borrower’s obligations hereunder and under the other Loan Documents shall be limited to the maximum amount which does not result in such invalidity or unenforceability, provided, however, that each Borrower’s obligations hereunder and under the other Loan Documents shall be presumptively valid and enforceable to their fullest extent in accordance with the terms hereof or thereof, as if this Section 9.2 were not a part of this Agreement.

9.3. Authorization of IA Borrower by TN Borrower.

(a)	TN Borrower hereby irrevocably authorizes IA Borrower to give notices, make requests, make payments, receive payments and notices, give receipts and execute agreements, make agreements or take any other action whatever on behalf of TN Borrower under and with respect to any Loan Document and TN Borrower shall be bound thereby. This authorization is coupled with an interest and shall be irrevocable, and Lender may rely on any notice, request, information supplied by IA Borrower, every document executed by IA Borrower, every agreement made by IA Borrower or other action taken by IA Borrower in respect of Borrowers or any thereof as if the same were supplied, made or taken by any or all Borrowers. Without limiting the generality of the foregoing, the failure of one or more Borrowers to join in the execution of any writing in connection herewith shall not, unless the context clearly requires, relieve any such Borrower from obligations in respect of such writing.

(b)	Borrowers acknowledge that the credit provided hereunder is on terms more favorable than any Borrower acting alone would receive and that each Borrower benefits, directly and indirectly, from all Advances hereunder. Each of the Borrowers shall be jointly and severally liable for all Obligations regardless of, inter alia, which Borrower requested (or received the proceeds of) a particular Advance.

SECTION 10. Notice - Written Agreements.

This notice is provided pursuant to Nebraska Revised Statutes 45-1,112 et. seq. This Agreement is a credit agreement. A credit agreement must be in writing to be enforceable under Nebraska Law. To protect you and us from any misunderstandings or disappointments, any contract, promise, undertaking or offer to forebear repayment of money or to make any other financial accommodation in connection with this loan of money or grant or extension of credit, or any amendment of, cancellation of, waiver of or substitution for any or all of the terms or provisions of any instrument or document executed in connection with this loan of money or grant or extension of credit, must be in writing to be effective.

INITIALED:

/s/ T.B.
Borrowers

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first set forth above.

Address For Notices to Borrowers:	Borrowers:

Green Plains Grain Company LLC	Green Plains Grain Company LLC
9420 Underwood Avenue, Suite 100 Omaha, Nebraska 68114

Attn: Jerry Peters	By:	/s/ Todd Becker
Michelle Mapes		Name:	Todd Becker
Fax: (402) 884-8776		Title:	President and Chief Executive Officer

Green Plains Grain Company TN LLC

	By:	/s/ Todd Becker
		Name:	Todd Becker
		Title:	President and Chief Executive Officer

Lender:
Address for notices to Lender:
First National Bank of Omaha

First National Bank of Omaha 625 Maryville Center Drive, Suite 100
St. Louis, Missouri 63141	By:	/s/ Kenneth Feaster
Attn: Kenneth Feaster		Name:	Kenneth Feaster
Fax: (314) 317-1695		Title:	Vice President

And:

First National Bank of Omaha

1620 Dodge Street, Stop 1040

Omaha, Nebraska 68197

Attn: Tom Jensen

Fax: (402) 633-3518

With a copy to:

McGrath North Mullin & Kratz, PC LLO

First National Tower, Suite 3700

1601 Dodge Street

Omaha, Nebraska 68102

Attn: Robert Bothe

         Jason Benson

Fax: (402) 341-0216